UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST REPORTED EVENT - OCTOBER 4, 2006

MANCHESTER INC.
(Exact name of Registrant as specified in its charter)

Nevada	000-50477	98-0380409
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

100 Crescent Court, 7th Floor
Dallas, Texas 75201
(Address of principal executive offices)

(212) 445-8017
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Table of Contents

Item 1.01:	Entry into a Material Definitive Agreement.	3
Item 2.01:	Completion of Acquisition or Disposition of Assets.	5
Item2.03	Creation of a Direct Financial Obligation	6
Our Business		7
Risk Factors		10
Cautionary Note Regarding Forward-Looking Statements		19
Financial Information		20
Summary Combined Financial Data		20
Consolidated Statement Of Operations Data		20
Management’s Discussion and Analysis		22
Properties		32
Security Ownership of Certain Beneficial Owners and Management		33
Directors, Executive Officers And Key Employees		34
Executive Compensation		36
Certain Relationships and Related Transactions		38
Legal Proceedings		39
Market Price of Common Equity and Related Matters		39
Recent Sales of Unregistered Securities		40
Description of Securities		40
Indemnification of Directors and Officers		41
Financial Statements and Supplementary Data		42
Changes in and Disagreements with Accountants		43
Where You Can Find More Information		43
Item 5.02:	Departure of Directors or Principal Officers	44
Item 5.06:	Change in Shell Company Status.	45
Item 9.01	Financial Statements And Exhibits	46
Signatures		49

ITEM 1.01:	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Acquisition Agreements

On October 4, 2006, Manchester Inc. (the “Company”) entered into two agreements for the acquisition of a Buy-Here/Pay-Here used car sales enterprise. The transaction consisted of the acquisition of Nice Cars, Inc., a Buy-Here/Pay-Here car sales company and Nice Cars Capital Acceptance Corporation, an affiliate credit acceptance company (collectively, the “Nice Cars Acquisition”).

Item 2.01 below sets forth a description of the material aspects of the Nice Cars Acquisition and the related agreements, which disclosures are incorporated herein by reference thereto. In addition, this Form 8-K contains detailed information and disclosures with respect to the acquired companies, including audited financial statements of the acquired companies and pro forma financial statements pertaining to the acquired companies.

$300 Million Commitment

The Company executed a commitment letter dated September 28, 2006 (the “Commitment”) with Palm Beach Multi-Strategy Fund L.P. (the “Lender”) pursuant to which the Lender committed to provide up to $300 million in revolving warehouse financings (the “Financings”) for a roll up strategy to acquire captive subprime Buy-Here/Pay-Here auto receivables origination and collection businesses nationwide (each, an “Acquisition”). There is no limit to the number of Financings, provided that no Financing shall be in an amount in excess of $100 million, unless approved by the Lender. Each Acquisition and Financing pursuant to the Commitment shall be subject to the Lender’s approval.

Pursuant to the Commitment, the Company may pay the Lender a total commitment fee of $6 million (the “Commitment Fee”) to the extent that the entire Commitment is funded. In addition, the Company has agreed to grant the Lender warrants entitling the holder to acquire up to four million shares of the Company’s common stock (the “Warrants”). The Warrants are exercisable at a strike price of $3.00 per share. The Company will grant certain registration and anti-dilution rights to the Lenders under the Warrants, provided that the Warrants will not be exercisable for a minimum period of 60 days following the date of closing of the Commitment, together with other rights and restrictions to be defined in the definitive Warrant agreements, as yet to be executed as of the date of this Form 8-K.

At the invitation of the Company, Palm Beach Links Capital, LP (the general partner of the Lender) has agreed to act as the exclusive arranger for any asset-backed securitization, sale or other disposition of any receivables undertaken by the Company for an arrangement fee of 3% of the receivables securitized, sold or disposed of. The Commitment shall terminate on September 28, 2009 or such earlier date specified by the Lender following a breach by the Company of the terms of the Commitment or an event of default under any of the advances made pursuant to the Commitment.

This Commitment replaces the commitment the Company previously obtained from another financing source.

$75 Million Loan Agreement

In connection with the Commitment described above, Nice Cars Funding, LLC, a wholly-owned Company subsidiary (the “Borrower”) entered into a loan agreement with the Lender. Pursuant to a Loan and Security Agreement which was entered into on September 28, 2006 (the “Loan Agreement”), between the Borrower, the Lender and the Bank of New York, as Collateral Agent (the “Collateral Agent”), the Lender has agreed to loan the Borrower an amount of up to $75 million. The Company has initially drawn approximately $54 million and may request additional draws on the basis of eligible collateralized receivables under the terms of the Loan Agreement (collectively, the “Loan”). The Loan Agreement matures on September 28, 2009 unless terminated earlier in accordance with its terms.

Interest on the Loan will accrue at an interest rate equal to the lesser of: (i) the greater of (x) prime rate (as determined daily) plus 9% or (y) 17% per annum; or (ii) the maximum rate which may be legally charged under applicable usury law.

In connection with the closing of the Loan, the Company has paid the Lender one million dollars as a portion of the total Commitment Fee. In addition, the Company has paid all fees, costs, expenses and disbursements of the Lender in connection with legal services, origination costs, due diligence, closing of the Loan and initial interest, which in the aggregate was approximately one million dollars.

The Company and its subsidiaries (collectively, the “Guarantors”) have each agreed to guaranty the Loans made under the Loan Agreement up to an amount not exceeding ten percent of the amount of the Loan outstanding from time to time, pursuant to the terms of a Guaranty which closed September 28, 2006. The Guarantors have also entered into a Security Agreement with the Lender and the Collateral Agent pursuant to which each of the Guarantors has granted to the Collateral Agent and its successors and assigns, for the security and benefit of the Lender, a first priority security interest in and mortgage lien on all of the respective assets of the Guarantors.

In connection with the Loan Agreement, the Borrower, the Company and certain of its other subsidiaries have entered into a Sale and Servicing Agreement (the “Sale and Servicing Agreement”), pursuant to which Nice Cars Acceptance AcquisitionCo, Inc. (a subsidiary of the Company now doing business as Nice Cars Capital Acceptance Corporation, as discussed in further detail under Item 2.01 below), has agreed to sell all of its rights to car sales contract receivables (the “Receivables”) to the Borrower. Pursuant to this Sale and Servicing Agreement, the Company shall serve as the servicer for all Receivables, acting as agent, and shall manage, service and make collections on the Receivables. The Company has delegated its duties as servicer to Nice Cars Capital Acceptance Corporation as sub-servicer. The Company and Nice Cars Capital Acceptance Corporation have agreed to comply with the terms and conditions of a servicing guideline and a credit and collection policy provided by the Lender.

Under the terms of its agreements with the Lender, the Company will apply for listing of its common stock on the Nasdaq stock market.

Further detail regarding the Commitment and the Loan is disclosed in this Form 8-K under the caption Management’s Discussion and Analysis of Financial Condition and Results Of Operations - Liquidity and Capital Resources, which is incorporated herein by reference thereto.

ITEM 2.01:	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On October 4, 2006, the Company paid an aggregate of $25 million and issued 6.25 million shares of the Company’s common stock to acquire Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation. As part of the purchase price, the Company also agreed to the assumption of certain obligations and liabilities as discussed in further detail below. The Company acquired Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation pursuant to the terms of two share purchase and exchange agreements (respectively, the “Nice Cars Operations Acquisition Agreement” and the “Nice Cars Acceptance Acquisition Agreement”, and collectively, the “Acquisition Agreements”).

The Company intends to continue the business of Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation through the Company’s wholly owned subsidiaries, as managed by the acquired companies’ former owners, Mr. Raymond Lyle and his spouse, Ms. Victoria E. Lyle.

The Company’s wholly owned subsidiary, Nice Cars Operations AcquisitionCo, Inc., acquired all of the issued and outstanding shares of Nice Cars, Inc. pursuant to the terms and conditions of the Nice Cars Operations Acquisition Agreement. The parties to the agreement included Raymond Lyle and Victoria Lyle as the shareholders of Nice Cars Inc. (the “NCI Shareholders”), Nice Cars, Inc., the Company and Nice Cars Operations AcquisitionCo, Inc. In exchange for all of the Nice Cars, Inc. shares, Nice Cars Operations AcquisitionCo, Inc. issued (i) 618,750 shares of the Company’s common stock to the NCI Shareholders; and (ii) made a payment of $2,475,000 to the NCI Shareholders. The Company utilized funds from the Loan Agreement to pay the cash portion of the purchase price for Nice Cars, Inc.

The Company’s wholly owned subsidiary, Nice Cars Acceptance AcquisitionCo, Inc., acquired all of the issued and outstanding shares of Nice Cars Capital Acceptance Corporation pursuant to the terms and conditions of the Nice Cars Acceptance Acquisition Agreement. The parties to the agreement included Raymond Lyle and Victoria Lyle as shareholders of Nice Cars Capital Acceptance Corporation (the “NCA Shareholders” and together with the NCI Shareholders, the “NC Shareholders”), Nice Cars Capital Acceptance Corporation, the Company and Nice Cars Acceptance AcquisitionCo, Inc. In exchange for all of the issued and outstanding shares of Nice Cars Capital Acceptance Corporation, Nice Cars Acceptance AcquisitionCo, Inc. (i) paid $15,345,000; (ii) issued 5,568,750 shares of the Company’s common stock; and (iii) issued a purchase note from the Company and its subsidiaries in the principal amount of $6,930,000 payable in one year, or earlier as the Company obtains supplemental financing for its inventory of cars, derives higher advance rates from the Lenders or closes a securitized public offering of receivables. The Company utilized funds from the Loan Agreement, to pay the cash portion of the purchase price for Nice Cars Capital Acceptance Corporation.

The Company, as part of the purchase price consideration for the acquired companies, has also issued a note to the NC Shareholders in respect of the assumption of tax obligations for Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation in respect of fiscal years 2005 and 2006 through October 4, 2006, which obligations have not yet been definitively determined but are not expected to exceed, in the aggregate with respect to both entities, approximately $1.6 million, plus gross-up amounts to cover the additional taxes levied on the NC Shareholders in respect of such tax payments on their behalf. The tax reimbursement note will be paid as and when such tax obligations are calculated, due and payable by the NC Shareholders. In addition, the Company has issued a note to the NC Shareholders payable within thirty days after closing to reimburse the NC Shareholders for loans made to Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation in the aggregate amount of approximately $625,000. In connection with the closing of the acquisition of Nice Cars, Inc. and Nice Capital Acceptance Corporation, in addition to payments made to the Lenders described under Item 1.01 above, the Company made payments to third parties on behalf of the NC Shareholders in the amount of $250,000 and issued 62,500 shares of the Company’s common stock which was deemed to be within the total of $25 million and 6.25 million shares of Company common stock paid as consideration for the acquisition. In connection with the closing of the acquisitions, the Company paid down in full and closed out the prior credit facilities utilized by the Nice Cars, Inc. and and Nice Capital Acceptance Corporation.

The NC Shareholders have been granted limited piggy-back registration rights in connection with the shares of Company common stock issued to them in consideration for the acquisition of Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation.  The NC Shareholders do not have demand registration rights.

All references to “Nice Cars, Inc.” discussed in this Form 8-K in regard to periods prior to October 4, 2006, refer to Nice Cars, Inc. before the date of acquisition by Manchester Inc. All references to Nice Cars, Inc. in regard to periods on and after October 4, 2006 refer to Nice Cars Operations AcquisitionCo, Inc. doing business as Nice Cars Inc. after the acquisition by Manchester Inc.

All references to “Nice Cars Capital Acceptance Corporation” discussed in this Form 8-K in regard to periods prior to October 4, 2006, refer to Nice Cars Capital Acceptance Corporation the date of acquisition by Manchester Inc. All references to Nice Cars Capital Acceptance Corporation in regard to periods on and after October 4, 2006 refer to Nice Cars Acceptance AcquisitionCo, Inc. doing business as Nice Cars Capital Acceptance Corporation after the acquisition by Manchester Inc.

Prior to the execution of the Nice Cars Operations Acquisition Agreement or the Nice Cars Acceptance Acquisition Agreement, there were no material relationships between (a) Nice Cars, Inc., Nice Cars Capital Acceptance Corporation and their respective shareholders, Raymond and Victoria Lyle, and (b) the Company or its subsidiaries, or any of the directors, officers or affiliates of the Company and its subsidiaries.

Following the effectiveness of the acquisition of Nice Cars, Inc., Nice Cars Operations AcquisitionCo, Inc. filed a Plan and Agreement of Merger with the Secretary of State of Delaware and Nice Cars, Inc. was merged out of existence, and a corresponding certificate of merger has been filed in Georgia and Tennessee to the same effect. Following the effectiveness of the acquisition of Nice Cars Capital Acceptance Corporation, Nice Cars Acceptance AcquisitionCo, Inc. filed a Plan and Agreement of Merger with the Secretary of State of Delaware and Nice Cars Capital Acceptance Corporation was merged out of existence, and a corresponding certificate of merger has been filed in Georgia and Tennessee to the same effect.

In order to provide continuity with respect to retail marketing and branding, Nice Cars Operations AcquisitionCo, Inc. has registered to do business in the States of Georgia and Tennessee as “Nice Cars, Inc.” and Nice Cars Acceptance AcquisitionCo, Inc. expects to register to do business in the States of Georgia and Tennessee as “Nice Cars Capital Acceptance Corporation.”

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The Loan Agreement and Guaranty described under Item 1.01 above have been established as direct financial obligations of the Company and its subsidiaries, as described in detail under Item 1.10 and below under the caption “Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources” which is incorporated herein into this Item 2.03 by reference thereto. The Loan Agreement does not constitute an off balance sheet transaction.

OUR BUSINESS

History and Structure

Manchester Inc. was incorporated on August 27, 2002 under the laws of the state of Nevada. We originally commenced business as an exploration stage mining and mineral resources company. We ceased our mining exploration activities on April 30, 2004. We subsequently began seeking to acquire an interest in an alternative line of business.

On October 4, 2006, we acquired Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation which resulted in the acquisition of our Buy-Here/Pay-Here used car sales business.

We have not been involved in any bankruptcy, receivership or similar proceeding. We have not been involved in any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business other then the acquisition of Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation.

Nice Cars, Inc. was incorporated under the laws of the state of Georgia on May 21, 1998. Nice Cars Capital Acceptance Corporation was incorporated under the laws of the state of Georgia on May 10, 2000. Until the effectiveness of the acquisition transactions by the Company’s special purpose acquisition subsidiaries, all of the shares of Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation were owned Mr. Raymond Lyle and his spouse, Victoria E. Lyle. Prior to the acquisition by the Company, neither Nice Cars, Inc. nor Nice Cars Capital Acceptance Corporation has been involved in any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

Business Operations of Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation

Nice Cars, Inc. operates automotive sales lots that focus exclusively on the Buy-Here/Pay-Here segment of the used car market. Buy-Here/Pay-Here dealers sell and finance used cars to individuals with limited credit histories or past credit problems. Buy-Here/Pay-Here dealers typically offer their customers certain advantages over more traditional financing sources, such as broader and more flexible underwriting guidelines, flexible payment terms (including scheduling payments on a weekly or bi-weekly basis to coincide with a customer's payday), and the ability to make payments in person, an important feature to individuals who may not have a checking account. Buy-Here/Pay-Here payment arrangements are often construed to be within the “sub-prime” category of financing and lending.

Nice Cars, Inc. operates six sales lots that maintain an inventory that ranges from approximately 300 to 500 vehicles at any given time, featuring a variety of makes and models (with ages usually ranging from 3 to 6 years) and a range of sales prices generally between $10,000 and $14,000.

Nice Cars, Inc. expects to continue to focus on selling affordable transportation to its customers. In general, Nice Cars, Inc. does not sell luxury cars.

Nice Cars, Inc. employs a full time car buyer who travels to vehicle auctions throughout the Southeastern United States. Each vehicle is put through a thirty point quality check, and mechanical problems are identified and fixed before the car is offered for sale.

Nice Cars Capital Acceptance Corporation is a financial services affiliate of Nice Cars, Inc., and was created to distinguish vehicle operations from financing activities. Nice Cars Capital Acceptance Corporation purchases the retail sales contracts of Nice Cars, Inc., and assumes all rights and responsibilities with respect to the retail sales contracts. These contracts have varying terms, generally ranging from 36 to 60 months, with interest charges of up to 26% annually.

In connection with the Loan and Security Agreement which closed on September 29, 2006, between Nice Cars Funding LLC, a subsidiary of the Company, the Lender and the Collateral Agent, the Company and certain of its subsidiaries have entered into a Sale and Servicing Agreement, pursuant to which Nice Cars Capital Acceptance Corporation, a subsidiary of the Company, has agreed to sell all of its rights to receivables (the “Receivables”) to the Company’s special purpose wholly owned subsidiary, Nice Cars Funding LLC. All of the Receivables are collateralized for purposes of obtaining cash advances under the Loan Agreement from the Lender. Pursuant to this Sale and Servicing Agreement, the Company shall serve as the servicer for all Receivables, acting as agent, and shall manage, service and make collections on the Receivables. The Company has agreed to comply with the terms and conditions of a servicing guideline and a credit and collection policy approved by the Lender. Further detail regarding the Company’s credit facilities and Receivables transactions are discussed below under Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources.

Sales and Marketing

The principal geographic market of Nice Cars, Inc. is a twenty-five (25) mile radius from each of the six branches of operation. Only a few sales originate outside of each geographic area.

To attract customers, Nice Cars, Inc. uses a mixture of target advertising in print, radio and television serving each local market. In addition, customer referrals constitute a significant part of the business of Nice Cars, Inc. Nice Cars, Inc. will pay a $100 cash bonus to a customer who successfully refers another customer purchase from Nice Cars, Inc.

Credit and Collections

Our Buy-Here/Pay-Here credit and collections are managed by our subsidiary Nice Cars Capital Acceptance Corporation. Only three out of ten customers of Nice Cars, Inc. who apply for financing are approved. In an industry which nationally has very high rates of default in the first six months of a contract, our default rate is approximately 15% in the first six months. Nice Cars, Inc. generally does not approve for financing a customer whose weekly car payment will exceed 25% of their current weekly gross income regardless of their debt position. Our typical customer is an employed wage earner who has lived a minimum of two years in their market area (within twenty-five miles). They must have a two year verifiable work history with a minimum of six months on their present job. Likewise, they must have two years of verifiable residence in the market area and be current on their mortgage or rent. There must be a telephone number in their name or the name of a verified family member at their address. All customers must complete a list of personal references.

Failure by a customer to pay generally translates to failure to properly maintain and care for the vehicle. We place a high priority on gaining possession of a default customer’s car as quickly as possible. When repossession occurs and possession of the vehicle is secured quickly and, the vehicle can generally be resold.

Employees

As of October 4, 2006, Nice Cars, Inc. employed approximately fifty individuals full time, and Nice Cars Capital Acceptance Corporation employed approximately seventeen persons full time. No employees are covered by collective bargaining agreements. We believe relations with employees of our Company and its subsidiaries are good.

Subsidiaries

As of October 4, 2006, the Company’s only subsidiaries were Nice Cars, Inc., Nice Cars Capital Acceptance Corporation, and Nice Cars Funding LLC, none which owned other entities.

Industry

The market for used car sales in the United States is significant. Used car retail sales typically occur through franchised new car dealerships that sell used cars or independent used car dealerships. The sub-prime segment of the independent used car sales and finance market is serviced primarily by numerous small independent used car dealerships that sell and finance the sale of used cars to individuals with limited or damaged credit histories. Buy-Here/Pay-Here dealers typically offer their customers certain advantages over more traditional financing sources, such as broader and more flexible underwriting guidelines, flexible payment terms (including prorating customer payments due within one month into several smaller payments and scheduling payments to coincide with a customer's pay days), and the ability to make payments in person, an important feature to individuals who may not have a checking account or are otherwise unable to make payments by the due date through the mail because of the timing of paychecks.

The automobile financing industry is the third-largest consumer finance market in the country, after mortgage debt and revolving credit card debt. Growth in automobile financing has been fueled by increasing prices of both new and used cars, which has forced more buyers to seek financing when purchasing a car. This industry is served by traditional lending sources such as banks, savings and loans, and captive finance subsidiaries of automobile manufacturers, as well as by independent finance companies and Buy-Here/Pay-Here dealers. Despite significant opportunities, many of the traditional lending sources do not consistently provide financing to individuals with limited credit histories or past credit problems.  Management believes traditional lenders avoid this market because of its high credit risk and the associated collection challenges. In general, the industry is categorized according to the type of car sold (new versus used) and the credit characteristics of the borrower.

Many independent used car dealers are not able to obtain debt financing from traditional lending sources such as banks, credit unions, or major finance companies. Many of these dealers typically finance their operations through the sale of contract receivables at a discount.

Competition

The used automotive retailing industry is highly competitive. We compete with other Buy-Here/Pay-Here dealers, the used vehicle retail operations of franchised automobile dealerships, independent used vehicle dealers, internet-based sales organizations and individuals who sell used vehicles in private transactions. We compete for both the purchase and resale of used vehicles.

Management believes the principal competitive factors in the sale of its used vehicles include (i) the availability of financing to consumers with limited credit histories or past credit problems; (ii) the breadth and quality of vehicle selection; (iii) pricing; (iv) the convenience of a dealership’s location; (v) the option to purchase a service contract; and (vi) customer service. Management believes that its dealerships are competitive in each of these areas.

Intellectual Property

The Company does not own, either legally or beneficially, any registered patents or registered trademarks.

Research and Development Expenditures

The Company and its subsidiaries do not engage in research and development, and as result, do not make expenditures on such matters.

Regulation and Licensing

Our operations are subject to various federal, state, and local laws, ordinances and regulations pertaining to the sale and financing of vehicles. Under various state laws, our lots must obtain a license in order to operate or relocate. These laws also regulate advertising and sales practices. Our financing activities are subject to federal truth-in-lending and equal credit opportunity regulations as well as state and local motor vehicle finance laws, installment finance laws, usury laws and other installment sales laws. Among other things, these laws require that we limit or prescribe terms of the contract we originate, require specified disclosures to customers, restrict collection practices, limit our rights to repossess and sell collateral, and prohibit discrimination against customers on the basis of certain characteristics including age, race, gender and marital status.

The states in which we operate impose limits on interest rates we can charge on our loans. These limits are generally based on either (i) a specified margin above the federal primary credit rate, (ii) the age of the vehicle, or (iii) a fixed rate. We believes our Company and our subsidiaries are in compliance in all material respects with all applicable federal, state and local laws, ordinances and regulations. However, the adoption of additional laws, changes in the interpretation of existing laws, or our entrance into jurisdictions with more stringent regulatory requirements could have a material adverse effect on our used vehicle sales and finance business.

Environmental Compliance

We believe our Company and its subsidiaries are materially in compliance with applicable environmental regulations. We do not spend any material amounts on environmental compliance.

RISK FACTORS

An investment in our Company involves a substantial risk of loss. You should carefully consider the risks described below, including our financial statements and the related notes, before you make any investment decision regarding our shares of common stock. Additional risks and uncertainties, including those generally affecting the market in which we operate or that we currently deem immaterial, may also impair our business. If any such risks actually materialize, our business, financial condition and operating results could be adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Related To Our Company

We have recently changed our business to become an operator of Buy-Here/Pay-Here automobile dealerships. Therefore, our past performance cannot be relied upon as an indication of future results.

In April 2004, our single material asset, a mineral rights option, lapsed unexercised. On October 4, 2006 we acquired all of the issued and outstanding shares of Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation. As a result of these transactions, we have changed our business model. While our new management has significant experience in operating the acquired assets and related businesses, prospective purchasers of our securities will not be able to rely at all on our prior performance to gauge our future results.

A change in market interest rates could have an adverse effect on the Company’s profitability.

The Company is exposed to market risk on its financial instruments from changes in interest rates. In particular, the Company has exposure to changes in the prime rate. The Company does not use financial instruments for trading purposes or to manage interest rate risk. The Company’s earnings are determined by net interest income, which is the difference between the income earned on interest-bearing contracts receivable assets and the interest paid on interest-bearing notes payable. A change in market interest rates could have an adverse effect on the Company’s profitability. Interest on our $75 million Loan will accrue at an interest rate equal to the lesser of: (i) the greater of (x) prime rate (as determined daily) plus 9% or (y) 17% per annum; or (ii) the maximum rate which may be legally charged under applicable usury law. The Company intends to charge the highest legally permissible interest rates that the market will bear on the sales of its automobiles, however, if the foregoing formulation for the calculation of interest applicable to the Company’s Loan equals or exceeds the rate of interest that the Company may legally charge its customers, the Company may incur losses. The applicable rates of interest will also vary state-by-state in accordance with applicable usury laws. Lower statutory rates could adversely affect the Company’s ability to maintain profitable operations in respect of rates which the Company may charge its customers.

For our Company to pursue its strategy for growth, we will need to raise additional funds either through borrowing or the issuance of equity or convertible debt securities. If we are unable to obtain supplemental funding our business could be materially harmed.

The Company executed a commitment letter dated September 28, 2006 pursuant to which the Lender committed to provide up to $300 million in revolving warehouse financings for a roll up strategy to acquire captive subprime Buy-Here/Pay-Here auto receivables origination and collection businesses nationwide. There is no limit to the number of Financings, provided that no Financing shall be in an amount in excess of $100 million, unless approved by the Lender. Each Acquisition and Financing pursuant to the Commitment shall be subject to the Lender’s approval.

Our acquisition and internal growth strategy requires substantial capital investment. Capital will be needed not only for the acquisition of additional companies, but also for the effective integration, operation and expansion of these businesses. Capital is also necessary for the expansion of our existing operations. Our future capital requirements will depend on a number of factors, including our ability to grow our revenues and manage our business. Our growth will depend upon our ability to raise additional capital, possibly through the issuance of long-term or short-term indebtedness or the issuance of our equity securities in private or public transactions.

We currently anticipate that the Commitment will provide sufficient cash resources to pursue the Acquisitions we are currently anticipating in the next six months. However, we may need to raise additional funds in order to expand the business we do acquire, to develop new or enhanced services, to respond to competitive pressures, to acquire complimentary businesses or to take advantage of unanticipated opportunities. Our future liquidity and capital requirements will depend upon numerous factors, including the success of our proposed business and our ability to generate profits from these operations.

We Have a high level of indebtedness which will require us to divert much of our cash flow to service our debt costs. Our inability to service payments due on our indebtedness would adversely affect any investment in the Company.

We have approximately $54 million of principal indebtedness outstanding as of the date of this Form 8-K. Our ability to make payments on our indebtedness is uncertain. Our future cash flows may be insufficient to meet all of our interest payments, our principal debt obligations and fees, costs and expenses related to our indebtedness. Any insufficiency could negatively affect our business. Additional indebtedness or equity financing may not be available to us in the future for the refinancing or repayment of existing indebtedness, and we may not be able to complete asset sales in a timely manner sufficient to make such repayments. To the extent we are unable to make payments of interest and to repay our principal indebtedness as it becomes due or at maturity with cash on hand or from other sources, we may need to refinance our debt, sell assets or repay the debt with the proceeds. Our debt agreement with the Lender requires us to comply with certain affirmative and negative covenants. These covenants may adversely affect our ability to finance our future operations and capital needs and to pursue available business opportunities. A breach of any of these covenants could result in a default in respect of the related debt. If a default were to occur, the Lender could elect to declare the debt, together with accrued interest and other fees, immediately due and payable and proceed against the collateral securing that debt. Any nonpayment of interest, principal and other amounts due under the terms of our indebtedness would have a material adverse effect on our business, financial condition, results of operations and future prospects.

If the Company raises additional funds through the issuance of equity or convertible debt securities, the ownership of current shareholders will be diluted.

If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership held by existing shareholders will be reduced and those shareholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock.

Furthermore, any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants, which may limit our operating flexibility with respect to certain business matters. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution in net book value per share and such equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. If adequate funds are not available on acceptable terms, we may be unable to develop or enhance our services and products, take advantage of future opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition, results of operations and future prospects.

Should the Company borrow funds under the Commitment to make additional Acquisitions, the Company will be burdened with debt with significant interest rates.

The Commitment permits the Company to borrow money to make Acquisitions, in accordance with the Company’s strategy for growth. However, the funds which may be borrowed pursuant to this Commitment will be at a substantial interest rate, and should the Company make such borrowings, the Company will be burdened with significant interest obligations. Pursuant to the Loan Agreement entered into on September 29, 2006, the Lender has agreed to loan a wholly-owned subsidiary of the Company $75 million. The Company has initially drawn down approximately $54 million and may request additional draws on the basis of eligible collateralized receivables under the Loan Agreement. The Company must pay very high rates of interest on the Loan.  If the Interest applicable to the Company’s Loan equals or exceeds the rate of interest that the Company may legally charge its own customers, the Company may incur losses.

The failure to manage growth will create risks. Should we fail to manage growth effectively, the future expansion of the Company’s operations may lead to losses.

Any further expansion of our operations could place a significant strain on our limited personnel, management and other resources. Depending on the outcome of our planned operations, we may be required to attract, train, motivate and manage new employees to develop operational, management and information systems and controls. There can be no assurance that our systems, procedures or controls will be adequate to support future operations or that our management will be able to achieve the rapid execution necessary to exploit the market for our business model. The failure to effectively manage growth could have a material adverse effect on our business, financial condition, results of operation and prospects.

The Company’s dependence on management creates risks. The loss of our experienced officers and key employees could adversely affect our business.

The Company’s plan for success is dependent, in large part, on the active participation of its executive officers and the executive officers of its subsidiaries. The loss of their services would materially adversely affect our business and future success. The Company’s wholly owned subsidiary Nice Cars, Inc. has employment agreements with Raymond Lyle, Victoria Lyle, Raymond Lyle II, Robert Lyle and Ginger Bond. We do not have key-man life insurance in effect at the present time.

Additionally, our success depends on the key management personnel at our lot locations. The market for qualified employees in the automotive industry and in the markets, in which we operate, particularly for qualified general managers and sales and service personnel, is highly competitive and may subject us to increased labor costs. We also believe that many of our sales and service personnel are pursued from time to time by our competitors. The loss of a group of key employees in any of our markets could have a material adverse effect on our business and results of operations in that market.

Risks Related To Our Company Business And
The Automotive Retailing Industry

The automobile industry is a mature and cyclical business sensitive to changing economic conditions. A lack of growth in the industry, coupled with possible downturns in the future, may result in declining profits and share price.

The United States automobile industry is generally considered to be a mature industry in which minimal growth is expected. The automotive retailing industry is cyclical and is sensitive to changing economic conditions; a general economic slowdown or recession could materially adversely affect our business. Sales of motor vehicles, particularly new vehicles, historically have been subject to substantial cyclical variation characterized by periods of oversupply and weak demand. We believe that many factors affect the industry, including, without limitation, consumer confidence in the economy, the level of personal discretionary spending, interest rates, fuel prices, credit availability and unemployment rates.

In addition, the industry could be adversely affected by the involvement of the United States in international hostilities, by terrorist attacks or by the prospect of such hostilities or attacks. We are subject to consumer credit risk in connection with fluctuating interest rates and the economy as a whole. We are subject to residual value risk in connection with our collateral in the event of defaults in payments on the collateral vehicles.

Our revenues and results of operations are subject to fluctuations based upon general economic conditions. If there were to be a general economic downturn or a recession in the United States, then we expect that public consumers, including our potential clients, likely could substantially and immediately reduce their budgets. Changes in the economic environment could have a negative effect on our operations. We can make no assurance that the Company will be able to successfully compete in any economic environment.

Any event that may have a material adverse effect on the financial condition, management, marketing, production and distribution capabilities of the vehicle manufacturers, such as general economic downturns or recessions, increases in interest rates, labor strikes, supply shortages, adverse publicity or product defects, may have a material adverse effect on our business, results of operations, financial condition, cash flows and prospects.

We operate in a highly competitive environment. Our current competitors may adversely affect the results of our operations by attracting our potential customers.

If we are unable to compete with our competitors, our business, financial condition, results of operations, cash flows and prospects could be materially adversely affected. We operate in a highly competitive environment. Our competition includes publicly and privately-owned dealerships, some of which operate large groups, and any of which may sell the same or similar makes of new and used vehicles in our markets at competitive prices. Other competitors include franchised automotive dealerships, private market buyers and sellers of used vehicles, used vehicle dealers, and publicly and privately-owned finance companies, including those of vehicle manufacturers, and, on-line automotive retailers and lead-referral companies. Other dealers or franchises may start a new dealership near one of our locations, or an existing dealer may move its dealership to a location which would compete directly with us. These and other competitive pressures could materially adversely affect our business, financial condition, results of operations, cash flows and prospects.

There are low barriers to the entry of market competitors. New competitors may adversely affect the results of our operations by attracting our potential customers.

The market for used automobiles is an established industry, intensely competitive, rapidly evolving and subject to change. We expect our business sector competition to be constant. Our competitors can be divided into several groups: franchise automobile dealerships, used car dealers, wholesale dealers and Internet dealers. Many of our current and potential competitors have longer operating histories, larger installed customer bases, longer relationships with clients, significantly greater financial backing, and extensive relationships with marketing and public relation sources. We may from time to time make certain pricing and marketing decisions or business or technology acquisitions that could have a material adverse effect on our business, financial condition, results of operations and prospects. Competition of the type described above could materially adversely affect our business, results of operations, financial conditions and prospects. We can make no assurances that the operations will be successful in this competitive environment.

In addition, our ability to maintain future client relationships and generate new clients will depend to a significant degree on the quality of our services and our reputation among our clients and potential clients, compared with the quality of services provided by, and the reputations of, our competitors. To the extent we lose clients to our competitors because of dissatisfaction with our services or reputation is adversely affected for any other reason, our business, result of operations, financial conditions and prospects could be materially adversely affected.

There are relatively low barriers to entry into our business. Because companies such as ours rely on the skill and knowledge of personnel and the quality of client service this is no patented technology that would preclude or inhibit competitors from entering markets. We are likely to face additional competition from new entrants into the market in the future. There can be no assurance that existing or future competitors will not develop or offer services that provide significant performance, price, creative or other advantages over those offered by us, which could have a material adverse effect on our business, financial condition, results of operations and future prospects.

The Company’s business model is evolving. Should our model fail to adapt, this could adversely affect our operations.

Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development. Such risks for us include, but are not limited to, an evolving business model. To address these risks we must, among other things, develop strong business development and management activities, develop the strength and quality of our operations, maximize the value delivered to clients by our automobile sales solutions, develop and enhance our brand through customer service, respond to competitive developments and attract, retain and motivate qualified employees. There can be no assurance that we will be successful in meeting these challenges and addressing such risks and the failure to do so could have a material adverse effect on our business, financial condition, result of operations and prospects.

There will be fluctuations in quarterly operating results and margins caused by the seasonality of our business. As a result, our stock price may fluctuate accordingly.

Our operating results are likely to fluctuate in the future as a result of a variety of factors, many of which will be outside our control. Some of these factors may include economic conditions specific to changes in consumer interest rates; government regulation and legal developments regarding the resale of automobiles; general economic conditions; the amount and timing of the receipt of new business; timing of hiring or loss of personnel; the amount and timing of the opening or closing of an office; the amount and the relative mix of kinds of automobiles in inventory, capital expenditures and other costs relating to the expansion of operations; the level of demand for different kinds of automobiles; the ability to maintain adequate staffing to service clients effectively; the cost of advertising and related media; the introduction of new products or services by competitors; pricing changes in the industry; and the relative mix of lower cost full-time employees versus higher cost independent contractors. We may also experience seasonality in our business, resulting in diminished revenues as a consequence of decreased demand for automobiles during summer and year-end vacation and holiday periods. Due to these and other factors, our operating results in any given quarter may fall below expectations. In such an event, any future trading price of our common stock would likely be materially and adversely affected.

Competition from e-commerce automotive retailing may diminish our profit margins. Such decline in profit margins would cause our stock price to fall.

A number of e-commerce companies and traditional companies, including vehicle manufacturers and other franchised dealership groups, have established automotive-related websites over the past few years and compete with us in two areas: (i) sales of vehicles to retail customers via the Internet and (ii) generation and sales to other automobile dealers of customer referrals or "leads" obtained via the Internet. Additionally, we believe that as customers use the Internet and gain increased access to information on prices for vehicles and related finance and insurance products, margins for new and used vehicle sales and related finance and insurance products may decrease, whether sales are made via the Internet or through traditional channels. Nice Cars, Inc. has had a Website and Internet presence since 2001 but cannot attribute any material amount of sales initiated through the website.  The Company has not expended any material amount of money on website marketing or advertising.  The inability of the Company to effectively utilize the Internet for sales and marketing in the future could materially and adversely affect the Company’s business.

We depend on successful acquisitions of vehicle inventory. Should we fail to acquire the appropriate inventory, our business will be adversely affected.

We carry a significant amount of vehicle inventory to service customer requirements in a timely manner. If we are unable sell this inventory over a commercially reasonable time, we may be required to take inventory markdowns in the future, which could reduce our net sales and gross margins. In addition, it is critical to our success that we accurately predict trends in consumer demand, including seasonal fluctuations, in the future and do not overstock unpopular models or fail to sufficiently stock popular models. Both adverse scenarios could harm our operating results.

We may become subject to legal and administrative proceedings. Should we not prevail in such proceedings, the costs to our Company could be considerable.

We buy and resell our vehicles and related products. Our failure or inability to meet a client's expectations in the performance of these goods could injure our business reputation or result in a claim for substantial damages, regardless of our responsibility for such failure. The successful assertion of one or more large claims against us that are uninsured, exceed available insurance coverage or result in changes to our insurance policies, including premium increases or the imposition of a large deductible or co-insurance requirements, could adversely affect our business, results of operations and financial conditions. In addition, the sub-prime lending area is subject to numerous legal proceedings arising out of the conduct of our business, including litigation with customers and actions brought by governmental authorities, including several class action and other lawsuits. Any lawsuits or proceedings brought against us in the future cannot be predicted and an unfavorable resolution of one or more matters could have a material adverse effect on our business, financial condition, results of operations, cash flows and prospects.

We are subject to extensive governmental regulation. Such regulation may adversely affect the results of our operations.

The automotive retailing industry is subject to a wide range of federal, state and local laws and regulations, such as local licensing requirements, retail financing and consumer protection laws and regulations and federal and state environmental, health and safety, wage-hour, anti-discrimination and other employment practices laws and regulations. The violation of these laws and regulations can result in administrative, civil or criminal sanctions against us, which may include a cease and desist order against the subject operations or even revocation or suspension of our license to operate the subject business. In addition, there may be new laws and regulations adopted, or increased regulatory scrutiny and enforcement of existing laws and regulations, that could have a material adverse effect on our business. We may need to spend considerable time, effort and money to keep our existing or acquired facilities in compliance with applicable federal, state and local regulation of health, safety, environment, zoning and land use regulations. If we are not able to implement and execute our strategic initiatives across all of our lots, we may not be able to improve our operating performance or decrease our cost structure. Changes to existing laws could create uncertainty in the marketplace which could reduce demand for our products or increase the cost of doing business as a result of costs of litigation or a variety of other such costs, or could in some other manner have a material adverse effect on our business, financial condition, results of operations and prospects. If any such law or regulation is adopted it could limit our ability to operate and could force the business operations to cease, which would have a significantly negative effect on the shareholder's investment.

In connection with our recent acquisition of the Buy-Here/Pay-Here business, we will have to obtain used car sales business permits reflecting the change of ownership.

The Company’s subsidiary, Nice Cars, Inc., will be required to apply for new permits in the states of Georgia and Tennessee reflecting the new ownership of the business. The failure to receive the necessary permits could completely impair the Company’s ability to continue the operations of our business as presently conducted.

The Company is contemplating additional acquisitions and business transactions. These acquisitions and transactions may have a negative effect on our business and may cause the value of our stock to go down.

The Company’s growth strategy is expected to include the possible acquisition of other firms engaged in the automobile sales business. We will focus on acquiring firms that match our goals for strategic growth. The successful implementation of this strategy will depend on our ability to identify suitable acquisition candidates, acquire such companies on acceptable terms and integrate their operations successfully with those of ours. There can be no assurance that we will be able to identify additional suitable acquisition candidates or that we will be able to acquire such candidates on acceptable terms. Moreover, in pursuing acquisition opportunities, we may compete with other companies with similar growth strategies, who may be larger and have greater financial and other resources than ours. Competition for acquisitions may also result in increased prices of acquisition targets and a diminished pool of companies available for acquisition. Acquisitions also involve a number of other risks, including adverse effects on our reporting operating results from increases in goodwill, amortization, acquired in-process technology, stock compensation expense resulting from newly hired employees, the diversion of management attention, potential disputes with the sellers of one or more acquired entities and the possible failure to retain key acquired personnel. Lack of client satisfaction or performance problems with an acquired firm could also have a material adverse effect on the reputation of our Company as a whole, and any acquired subsidiary could significantly underperform relative to our expectations. For all of these reasons, our pursuit of an overall acquisition strategy or any individual pending or future acquisition may have a material adverse effect on our business, financial condition, results of operations and prospects. Management expects that, for the foreseeable future, shares of our common stock will be the sole consideration for any such acquisition. As we issue stock to complete any future acquisition, existing shareholders will experience ownership dilution.

The Company is and will continue to be exposed to the risks of sub-prime sector lending. Such risks may adversely affect our profits and the valuation of our stock price.

Our business is primarily a category of lending commonly known as "Sub-prime" in the automobile lending industry. These types of loans may be made to applicants who (i) have not yet established a conventional credit history, (ii) do not qualify for conventional credit, or (iii) who have experienced certain adverse credit events but who meet certain other creditworthiness tests. Such "Sub-prime" loans may experience higher rates of delinquencies, repossessions and losses, especially under adverse economic conditions, as compared with loans originated under a traditional lending program. The Sub-prime market for credit consists of making loans which may not be made by traditional sources of credit, which in the automobile finance business is comprised of insured-deposit taking institutions such as banks, thrifts and credit unions, and finance companies which are "captives" (i.e., finance subsidiaries) of automobile manufacturers. A loan may be considered "Sub-prime" primarily for one, or both, of two reasons: borrower credit considerations and collateral considerations. It is also possible that the Sub-prime automobile finance business is more susceptible to loss than other segments of the Sub-prime lending business generally, such as Sub-prime mortgage lending, due to the mobility and depreciation of the collateral. "Sub-prime" borrowers are likely to be relatively weak credits who may be unable (or unwilling) to repay their loans. A borrower may be considered a "Sub-prime" credit due to limited income, tarnished credit history (e.g., prior bankruptcy, history of delinquent payments on other types of installment credit) or a lack of credit history (i.e., a relatively young individual who has not yet developed a "credit history profile"). "Sub-prime" loans may also have less valuable collateral. Collateral considerations in the Sub-prime automobile market primarily result from our financing of used vehicles. Although depreciation also affects new automobiles, the market value of an automobile which is several years old may be more difficult to ascertain than for a new vehicle since such value will depend on mileage and general condition, which may vary substantially for different vehicles of a similar model year. As a result of all of the foregoing factors, the performance of a Sub-prime portfolio may be more susceptible to performance deterioration than a prime portfolio, since the borrowers, being more marginal credits, are likely to be affected to a greater degree by economic downturns, and since the collateral, often consisting of older, used vehicles, may be more difficult to value.

The Company’s uncertain liquidity creates risks. This may deter potential investors, and depress the price of our stock.

It is uncertain whether any of our securities will be listed on any national securities exchange. Such lack of exchange listing could likely result in an illiquid market for our common stock. There can be no assurance that a secondary market for our common stock or any other securities of any series or class will develop or, if it does develop, that it will provide investors with liquidity of investment or that it will continue for the life of our securities.

There are risks associated with security interests. These risks could cause losses that might adversely affect our business.

The perfection of the security interests in the collateral underlying our car loan contracts and the enforcement of rights to realize on the vehicles as collateral are subject to a number of federal and state laws, including the Uniform Commercial Code as in effect in various states. We believe that we will be able to establish a perfected security interest in favor of each vehicle included in our portfolio of car loans. However, statutory liens for repairs or unpaid taxes and other liens arising by operation of law may have priority even over prior perfected security interests in the name of the vehicles. The collateral car underlying the specific car loan may be at risk of partial or total loss. Such losses could in the aggregate adversely affect our business.

There are risks that there could be restrictions on collateral recoveries. If we are unable to recover funds owed, the Company could be adversely effected.

In the event that we must rely on repossession and disposition of vehicles to recover scheduled payments due on defaulted contracts and/or as to which the related obligor has affirmatively indicated an inability or unwillingness to make payment, we may not realize the full amount due on the loan contract (or may not realize the full amount on a timely basis). Other factors that may affect our ability to realize the full amount due on a car financing contract include whether amendments to certificates of title relating to the vehicles have been properly filed, whether financing statements to perfect the security interest in the vehicles had been properly filed, depreciation, obsolescence, damage or loss of any vehicle, and the application of Federal and state bankruptcy and insolvency laws. If any of the foregoing are defective to a material degree, our business could be adversely affected and investors may suffer loss of their investment in our securities.

The bankruptcy regime currently in effect creates risks for the Company. A failure of our ability to collect moneys owed as a result of bankruptcy law could have a material adverse effect on our business.

We intend to take steps in structuring our car loans and perfecting our collateral security interests to ensure that the voluntary or involuntary application for relief under the United States Bankruptcy Code or similar applicable state laws will not result in our car loan collateral from becoming construed as an unsecured general creditor interest. There can be no assurance that the contractual structures and effectiveness of publicly filed liens by us will definitively protect our first priority secured security interests in the vehicle collateral. In the event of a failure of such priority secured security interest, our business could be materially and adversely affected and investors may suffer loss of their investment in our securities.

There exists the risk of increases in delinquencies. Should delinquencies increase, there may be a material adverse effect on the Company’s results of operations.

There can be no assurance that the historical levels of delinquencies and losses experienced by Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation on its car loan portfolios will be indicative of the performance of future loan contracts or that such levels will continue in the future. Delinquencies and losses could increase significantly for various reasons, including changes in the federal income tax laws, changes in the local, regional or national economies as well as unforeseeable causes.

There exists risk related to certain limitations on interest payments and repossessions. Such limitations may cause the Company’s profits to decline.

Generally, under the terms of the Soldiers' and Sailors' Civil Relief Act of 1940, as amended (the "Relief Act"), or similar state legislation, an obligor who enters military service after the origination of the related contract receivable (including an obligor who is a member of the National Guard or is in reserve status at the time of the origination of the Receivable and is later called to active duty) may not be charged interest (including fees and charges) above an annual rate of 6% during the period of such obligor's active duty status, unless a court orders otherwise upon application of the lender. It is possible that such action could have an effect, for an indeterminate period of time, on our ability to collect full amounts of interest on certain of our customer car loan contracts. In addition, the Relief Act imposes limitations that would impair our ability to foreclose (repossess and sell at auction) on an affected receivable during the obligor's period of active duty status. Thus, in the event that such contract receivable goes into default, there may be delays and losses occasioned by our inability to realize upon the financed vehicle in a timely fashion.

There are risks relating to the geographic concentration of the Company’s activities. In the event of an economic downturn in the region, this lack of diversification would prevent the Company from mitigating losses elsewhere.

Our business is concentrated in a particular geographic area of the United States. Adverse economic conditions in Georgia and Tennessee could adversely affect the delinquency, loan loss or repossession experience of our car financing business. As a consequence, our results of operations will depend substantially on local and regional economic conditions and consumer spending habits and preferences, as well as various other factors, such as tax rates and applicable state and local regulation. There can be no assurance that we will be able to expand geographically or that any such expansion will adequately insulate us from the adverse effects of local or regional economic conditions.

Risks Related To Investing In Our Common Stock

Our growth strategy may cause dilution to existing shareholders. This may adversely affect the Company’s stock price.

We plan to make several additional acquisitions through the issuance of equity securities over the next 12-36 months that could cause significant equity dilution to existing shareholders. We expect to utilize our common stock for our acquisitions in the future. In addition, we expect that most of our acquisitions will require working capital financing to be made available shortly after the acquisition date in order to move the acquired company to a higher level of operations. We currently expect that these financing requirements can be met through private financing arrangements, which may include the issuance of additional equity securities. Our plans to structure these acquisition and financing strategies through issuance of our equity securities could cause dilution to existing shareholders and result in a decline in the value of our common stock and result in a loss of investment value.

The possibility of future sales of our common stock create risks. Additional sales of the Company’s common stock may depress the price of the stock.

Future sales of substantial amounts of our shares of common stock in the public market (or the perception that such sales may occur) could adversely affect market prices of our common stock prevailing from time to time and could impair our ability to raise capital through future sales of our equity securities. A substantial number of our shares of outstanding common stock are freely tradable.

We also may issue our shares of common stock from time to time to raise capital or as consideration for future acquisitions and investments. If any such acquisition or investment is significant, the number of shares that we may issue may in turn be significant. In addition, we also may grant registration rights covering those shares in connection with any such acquisitions and investments.

Investors may have difficulty selling the common stock. Investors may therefore lose all or a significant portion of their investment.

Our common stock trades on the OTC Bulletin Board. The stock price may be volatile. The sale of "unregistered" and "restricted" shares of common stock pursuant to Rule 144 of the Securities and Exchange Commission may have a substantial adverse effect on any such market. If a market develops, we anticipate that the market price of our common stock will be subject to wide fluctuations in response to several factors including the following:

• Our ability to execute our business plan and significantly grow our business;
• Our ability to generate brand loyalty among target consumer segment car buyers;
• Increased competition from competitors who offer competing services; and
• Our financial condition and results of operations.

As a result, the holders of our common stock may find it more difficult to obtain accurate quotations concerning the market value of the stock. Shareholders also may experience greater difficulties in attempting to sell the stock than if it was listed on a self-regulated national stock exchange or national quotation system.

We do not anticipate paying cash dividends. This may deter certain investors and adversely affect our stock price.

We have never paid any cash dividends on our common stock and we do not anticipate paying cash dividends in the foreseeable future. Rather, we intend to retain any cash flow we generate for investment in our business. Accordingly, our common stock may not be suitable for investors who are seeking current income from dividends.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Report on Form 8-K includes forward-looking statements relating to revenue, revenue composition, demand and pricing trends, future expense levels, competition in our industry, trends in average selling prices and gross margins, the transfer of certain manufacturing operations to contract manufacturers, product and infrastructure development, market demand and acceptance, the timing of and demand for products, customer relationships, employee relations, plans and predictions for acquired companies and assets, future acquisition plans, restructuring charges, the incurrence of debt, and the level of expected capital and research and development expenditures.  Such forward-looking statements are based on the beliefs of, estimates made by, and information currently available to the Company's management and are subject to certain risks, uncertainties and assumptions.  Any other statements contained herein (including without limitation statements to the effect that the Company or management "estimates," "expects," "anticipates," "plans," "believes," "projects," "continues," "may," "could," or "would" or statements concerning "potential" or "opportunity" or variations thereof or comparable terminology or the negative thereof) that are not statements of historical fact, reflect our current views with respect to future events and financial performance, and any other statements of a future or forward looking nature are forward looking statements.  The actual results of the Company may vary materially from those expected or anticipated in these forward-looking statements.  The realization of such forward-looking statements may be affected by certain important unanticipated factors, including those discussed in "Risk Factors" and elsewhere in this Form 8-K.

Because of these and other factors that may affect our operating results, our past performance should not be considered as an indicator of future performance, and investors should not use historical results to anticipate results or trends in future periods.  We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  Readers should carefully review the risk factors described in this and other documents that we file from time-to-time with the Securities and Exchange Commission, including subsequent Current Reports on Form 8-K, Quarterly Reports on Form 10 and Annual Reports on Form 10.

FINANCIAL INFORMATION

SUMMARY COMBINED FINANCIAL DATA

The following table sets forth the summary combined financial data for Nice Cars Inc. and Nice Cars Capital Acceptance Corporation for the periods ended and as of the dates indicated. Our summary combined statement of financial condition data as of December 31, 2005, 2004 and 2003 and our summary combined statement of operations data for each of the three years in the period ended December 31, 2005 have been derived from our audited combined financial statements and related notes included elsewhere in this Form 8-K. Our summary combined statement of financial condition data as of December 31, 2002 and 2001 has been derived from our unaudited combined financial statements not included in this Form 8-K. Our summary combined financial data should be read in conjunction with the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with our audited combined financial statements and related notes included elsewhere in this Form 8-K. The unaudited pro forma Consolidated Balance Sheet as of June 30, 2006 and the unaudited pro forma Consolidated Statement of Operations as of December 31, 2005 are attached hereto as Exhibits 99.2 and 99.3, respectively, and incorporated herein by reference thereto.

CONSOLIDATED STATEMENT OF OPERATIONS DATA

	YEAR ENDED DECEMBER 31

	2005	2004	2003	2002	2001

Revenues:
Net vehicle sales	$75,962,634	$57,218,180	$43,845,374	$36,803,112	$23,979,823
Interest income	16,186,818	12,226,362	9,068,733	8,079,895	4,891,179
Document and service fees	3,414,551	2,090,437	997,289	881,437	549,971
Total income	95,564,003	71,534,979	53,911,396	45,764,444	29,420,973

Expenses:
Cost of sales	46,573,562	35,382,541	27,379,694	21,423,278	14,160,036
Selling, general and administrative	8,799,807	6,506,762	6,037,185	4,692,261	3,205,493
Provision for credit losses	30,691,630	23,547,493	17,905,774	14,794,851	9,543,970
Interest expense	2,631,757	1,765,997	1,149,391	764,214	888,960
Depreciation and amortization	567,279	637,260	437,354	386,817	45,052

Total expenses	89,264,035	67,840,053	52,909,398	42,061,421	27,843,511

Income before taxes	6,299,968	3,694,926	1,001,998	3,703,023	1,577,462

Income tax provision (benefit)	(73,051)	38,344	(59,756)	-	-

Net income	$6,373,019	$3,656,582	$1,061,754	$3,703,023	$1,577,462

BALANCE SHEET DATA:

	2005	2004	2003	2002	2001

Current assets	$58,366,467	$41,742,531	$27,467,754	$24,015,760	$16,564,990
Long-lived assets	907,462	786,355	738,194	565,141	68,971
Other Assets	894,103	600,562	403,809	19,825	249,314
Total Assets	$60,168,032	$43,129,448	$28,609,757	$24,600,726	$16,883,275

Current and other liabilities	37,625,337	28,014,982	18,286,813	15,793,303	12,313,961
Long term debt and lease obligations	4,291,898	3,236,688	2,101,748	1,516,981	981,895
Total Liabilities	41,917,235	31,251,670	20,388,561	17,310,284	13,295,856

Stockholders' equity	18,250,797	11,877,778	8,221,196	7,290,442	3,587,419
Total Liabilities and Stockholders' Equity	$60,168,032	$43,129,448	$28,609,757	$24,600,726	$16,883,275

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of the financial condition and results of operations of Manchester Inc. should be read in conjunction with the financial statements and the related notes thereto included elsewhere in this Form 8-K.  This Form 8-K contains certain forward-looking statements and our Company’s future operating results could differ materially from those discussed herein.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions of the forward-looking statements contained or incorporated by reference herein to reflect future events or developments.

Our Company was incorporated on August 27, 2002 under the laws of the state of Nevada. We originally commenced business as an exploration stage mining and mineral resources company. We ceased our mining exploration activities on April 30, 2004, after which we began seeking to acquire an interest in an alternative line of business.

On October 4, 2006 we entered into two agreements for the acquisition of a Buy-Here/Pay-Here enterprise consisting of Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation.

The Company now serves as the holding company for Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation. The Company has adopted the fiscal year end of December 31 which conforms to the fiscal year end of Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation. Our audited financial reports describe the financial condition and results of operations for Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation on a consolidated basis. However, for purposes of clarity, we include in this Management's Discussion and Analysis of Financial Condition and Results of Operations the financial condition and results of operations for each of Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation.

The Company has no other operations other than Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation. Therefore the results of operations for Manchester Inc. prior to the acquisition of Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation have been disregarded.

Nice Cars Capital Acceptance Corporation is an affiliate financial services company of Nice Cars, Inc., and was created by the Nice Cars, Inc. in order to distinguish vehicle operations from financing activities. Nice Cars Capital Acceptance Corporation purchases the retail sales contracts of Nice Cars, Inc. and assumes all rights and responsibilities with respect to the retail sales contracts. These contracts have varying terms, generally ranging from 36 months to 60 months, with interest charges of up to 26%.

In connection with a loan agreement entered into on September 29, 2006, the Company, its wholly owned subsidiary Nice Cars Funding LLC and certain of its other subsidiaries entered into a Sale and Servicing Agreement on September 29, 2006 (the “Sale and Servicing Agreement”), pursuant to which Nice Cars Capital Acceptance Corporation has agreed to sell all of its rights to receivables (the “Receivables”) to Nice Cars Funding LLC.

The results of operations and balance sheets of Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation (collectively, the “Nice Cars Companies”) are reported on a consolidated basis.

Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation - Results of Operations

Combined Operations

			% Change
			2006
	Six months ended June 30,		vs.	As a % of revenues
Operating Statement:	2006	2005	2005	2006	2005

Revenues:
Vehicles sales	$38,803,985	$37,112,546	4.6%	82.6%	79.5%
Interest income and other	8,151,572	9,585,258	(15.0)	17.4	20.5

Total	46,955,557	46,697,804	0.6	100.0	100.0

Costs and expenses:
Cost of sales	22,384,465	22,167,595	4.3	47.7	46.0
Provision for credit losses	14,404,206	14,999,727	(4.0)	30.7	32.1
Selling, general and	3,937,175	3,899,851	1.0	8.4	8.4
administrative
Interest expense	1,544,203	1,283,270	20.3	3.3	2.7
Discount expense	-	-	n/a	-	-
Depreciation and	480,000	341,990	40.4	1.0	0.7
amortization
Other	-	646,847	(100.0)	-	1.4

	42,750,049	42,639,280	0.3	91.0	91.3

Income before taxes	$4,205,508	$3,358,524	3.6	9.0	8.7

				As a % of vehicle sales
				2006	2005
Vehicle sales	$38,803,985	$37,112,546	4.6%	100.0%	100.0%

Cost of sales:
Vehicle purchases	18,464,131	17,623,859	4.8%	47.6%	47.5%
Vehicle repairs	2,965,264	3,531,118	(16.0)	7.6	9.5
Lot expense	486,650	507,752	(4.2)	1.3	1.4
Freight	468,420	504,866	(7.2)	1.2	1.4

	$22,384,465	$21,467,595	4.3	57.7	59.7

Operating Data:

Retail units sold	3,265	3,386

Six Months Ended June 30, 2006 vs. Six Months Ended June 30, 2005

Revenues increased $.3 million, or .6%, for the six months ended June 30, 2006 as compared to the same period in the prior year principally as a result of an increase in the average sales price per vehicle ($3.1 million or 6.6%) an increase in interest income due to a higher average accounts and contracts receivable balance ($.8 million or 1.7%) offset by a decrease in the number of units sold ($1.3 million 2.7%) and the discontinuance of document and service fees ($2.0 million or 4.2%).

Cost of sales, as a percentage of vehicle sales, decreased 2% to 57.7% for the six months ended June 30, 2006 as compared to the same period in the prior year, primarily due to lower vehicle repairs. Although the average purchase cost per vehicle for the first six months of 2006 increased by 7.4% from same period in the prior year, Nice Cars, Inc. was able to lower its cost of lot and freight expense.

Selling, general and administrative expense was unchanged as a percentage of revenues for the six months ended June 30, 2006 as compared to the same period in the prior year. Although compensation expense and professional fees increased as a percentage of total revenues these increases were offset by a decrease in referral fees paid.

Provision for credit losses as a percentage of revenues, decreased 1.4% to 30.7% for the six months ended June 30, 2006 from as compared to the same period in the prior year.

Interest expense, as a percentage of revenues, increased .6% to 3.3% for the six months ended June 30, 2006 as compared to the same period in the prior year. The increase was principally the result of higher average borrowing levels and higher average interest rates on credit facilities during 2006.

Combined Statements of Income - Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation

				% Change
				2005	2004
	Years ended December 31,			vs.	vs.	As a % of revenues
Operating Statement:	2005	2004	2003	2004	2003	2005	2004	2003

Revenues:
Vehicles sales	$75,962,634	$57,218,180	$43,845,374	32.8%	30.5%	79.5%	80.0%	81.3%
Interest income and other	19,601,369	14,316,799	10,066,022	36.9	42.2	20.5	20.0	18.7

Total	95,564,003	71,534,979	53,911,396	33.6	32.7	100.0	100.0	100.0

Costs and expenses:
Cost of sales	46,573,562	35,382,541	27,379,694	31.6	29.2	48.7	49.5	50.8
Provision for credit losses	30,691,630	23,547,493	17,905,774	30.3	31.5	32.1	32.9	33.2
Selling, general and	8,799,807	6,506,762	6,037,185	28.1	28.3	9.2	9.1	11.2
administrative
Interest expense	2,631,757	1,765,997	1,149,391	49.0	53.6	2.8	2.5	2.1
Discount expense	-	-	1,192,124	n/a	(100.0)	-	-	2.2
Depreciation and	567,279	637,260	437,354	(11.0)	45.7	0.6	0.9	0.8
amortization

	89,264,035	67,840,053	52,909,398	31.6	28.2	93.4	94.8	98.1

Income before taxes	$6,299,968	$3,694,926	$1,001,998	70.5	268.8	6.6	5.2	1.9

						As a % of vehicle sales
						2005	2004	2003
Vehicle sales	$75,962,634	$57,218,180	$43,845,374	32.8%	30.5%	100.0%	100.0%	100.0%

Cost of sales:
Vehicle purchases	37,463,329	27,022,984	21,348,102	38.6%	26.6%	49.3%	47.2%	48.7%
Vehicle repairs	7,200,000	6,200,000	4,600,000	16.1	34.8	9.5	10.8	10.5
Lot expense	928,484	1,572,269	1,003,612	(40.9)	56.7	1.2	2.7	2.3
Freight	981,749	587,288	427,980	67.2	37.2	1.3	1.0	1.0

	$46,573,562	$35,382,541	$27,379,694	31.6	29.2	61.3	61.8	62.4

Operating Data:

Retail units sold	6,871	5,469	4,496

2005 Compared to 2004

Revenues increased $24.0 million, or 33.6%, for the year ended December 31, 2005 as compared to 2004, principally as a result of (i) increase in the number of units sold ($14.7 million or 20.5%), (ii) increase in interest income ($4.0 million or 5.5%) due to an increase in average gross accounts receivable and contracts receivable offset by a lower average yield, and (iii) increase in the average sales price per vehicle ($3.2 million or 4.5%).

Revenues increased 33.6% in 2005 compared to revenue growth of 32.7% in 2004. The increase in revenue growth year over year is attributable to a larger increase in the number of units sold compared to 2004 offset by slower growth in both the average sales price per vehicle and interest and other income. In 2004, the company was able to substantially reduce its average vehicle purchase price which allowed it to maintain its average selling price between 2005 and 2004.

Cost of sales, as a percentage of vehicle sales, decreased .5% to 61.3% in 2005 from 61.8% in 2004. Although vehicle purchase cost in 2005 increased as a percentage of vehicle sales as compared to 2004, Nice Cars, Inc. was able to lower its cost of vehicle repairs and lot expense allowing it to improve gross margins of vehicle sales.

Selling, general and administrative expense, as a percentage of revenues, increased .1% to 9.2% in 2005 from 9.1% in 2004. Although both compensation expense and financing fees increased as a percentage of revenues in 2005 from 2004, Nice Cars, Inc. was able to offset this increase by lowering its advertising, insurance, rent, and office expenses to limit the overall increase to .1%.

Provision for credit losses, as a percentage of revenues, decreased .8% to 32.1% in 2005 from 32.9% in 2004.

Interest expense, as a percentage of revenues, increased .3% to 2.8% in 2005 from 2.5% in 2004. The increase was principally the result of higher average borrowing levels and higher average interest rates on the credit facility during 2005.

2004 Compared to 2003

Revenues increased $17.6 million, or 32.7%, for the year ended December 31, 2004 as compared to 2003, principally as a result of (i) increase in the number of units sold ($9.5 million or 17.6%), (ii) increase in interest income ($3.2 million or 5.9%) due to an increase in average gross accounts receivable and contracts receivable offset by a lower average yield, and (iii) increase in the average sales price per vehicle ($3.2 million or 5.9%).

Cost of sales, as a percentage of vehicle sales, decreased .6% to 61.8% in 2005 from 62.4% in 2004. The average vehicle purchase price decreased slightly more than 13% from 2003 to 2004. The decrease in vehicle purchase price as a percentage of revenues was offset by increased lot and freight expense.

Selling, general and administrative expense, as a percentage of revenues, decreased 2.1% to 9.1% in 2004 from 11.2% in 2003 primarily due to a decrease in discount expense. In 2003, Nice Cars Capital Acceptance Corporation sold accounts and contracts receivable to a third party at a discount of $1.2 million. There were no sales of accounts and contracts receivable to third parties in 2004.

Provision for credit losses, as a percentage of revenues, decreased .3% to 33.2% in 2004 from 32.9% in 2003.

Interest expense, as a percentage of revenues, increased .4% to 2.5% in 2004 from 2.1% in 2003. The increase was principally the result of higher average borrowing levels and higher average interest rates on the credit facility during 2004.

Financial Condition

The following table sets forth the major balance sheet accounts of the combined Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation companies at December 31, 2005, 2004 and 2003:

	DECEMBER 31,
	2005	2004	2003

Assets:
Accounts receivable and contracts receivable, net	$53,837,727	$38,971,999	$25,187,540
Inventory	2,117,388	2,404,145	2,219,920
Property, plant and equipment, net	907,462	786,355	738,194
Deferred loan costs	760,114	579,150	339,853

Liabilities
Accounts payable and accrued liabilities	$532,180	$678,938	$477,852
Participation agreements payable	33,693,373	24,266,440	-
Note payable	-	-	13,787,527
Floor plan notes payable	15,100	480,343	1,766,246
Reserve for repairs	6,060,987	4,652,368	3,518,811

In 2005, finance receivables, net grew 38.1%. In 2004, finance receivables, net grew 54.7%.

Borrowings have increased year over year to support the growth in finance receivables.

The increase in the reserve for repairs has increased to support increased repairs as a result of increased revenue growth.

Liquidity and Capital Resources

The following table sets forth certain summarized historical information with respect to the combined Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation companies statements of cash flows:

	YEARS ENDED DECEMBER 31,
	2005	2004	2003

Operating Activities:
Net income	$6,373,019	$3,656,582	$1,061,754
Provision for credit losses	30,691,630	23,547,493	17,905,774
Reserve for repairs	1,408,619	1,133,557	918,811
Finance receivable originations	(77,012,358)	(63,044,952)	(41,587,564)
Finance receivable collections	31,455,000	25,713,000	20,042,000
All other, net	594,701	692,465	665,950

Total	(6,489,389)	(8,301,855)	(993,275)

Investing activities (net)	(869,350)	(920,518)	(1,092,201)

Financing activities:
Third party credit facilities (net)	8,903,704	9,193,265	1,823,894
Stockholder borrowings (net)	500,000	335,201	133,362

Total	9,403,704	9,528,466	1,957,256

Increase (decrease) in cash and cash equivalents	$2,044,965	$306,093	$(128,220)

The Company generates cash flow from net income from operations. Most or all of this cash is used to fund finance receivables growth. To the extent finance receivables growth exceeds net income from operations, the Company generally will increase borrowings primarily from its third party credit facilities.

$300 Million Commitment

The Company executed a commitment letter dated September 28, 2006 pursuant to which the Lender committed to provide up to $300 million in revolving warehouse Financings for a roll up strategy to acquire captive subprime Buy-Here/Pay-Here auto receivables origination and collection businesses nationwide. There is no limit to the number of Financings, provided that no Financing shall be in an amount in excess of $100 million, unless approved by the Lender. Each Acquisition and Financing pursuant to the Commitment shall be subject to the Lender’s approval.

Pursuant to the Commitment, the Company may pay the Lender a total Commitment Fee of $6 million to the extent that the entire Commitment is funded. In addition, the Company has agreed to grant the Lender Warrants entitling the holder to acquire up to four million shares of the Company’s common stock. The Warrants are exercisable at a strike price of $3.00 per share. The Company will grant certain registration and anti-dilution rights to the Lenders under the Warrants, provided that the Warrants will not be exercisable for a minimum period of 60 days following the date of closing of the Commitment, together with other rights and restrictions to be defined in the definitive Warrant agreements, as yet to be executed as of the date of this Form 8-K.

$75 Million Loan Agreement

The Company’s first use of the Commitment was made in the amount of a $75 million loan facility which was established through the Company’s special purpose wholly-owned subsidiary, Nice Cars Funding, LLC, referred to as the “Borrower” under the terms of the Loan Agreement. Under the terms of the $75 million loan facility, the Lender, upon request, will from time to time (but not more often than once per week), until maturity at September 28, 2009, make advances to the Borrower. The Interest on the Loan will accrue at an interest rate equal to the lesser of: (i) the greater of (x) Prime Rate (as determined daily) plus 9% or (y) 17% per annum; or (ii) the maximum rate which may be legally charged under applicable usury law. The Company drew down approximately $54 million of this loan facility to fund the Acquisition of Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation.

The Company believes that the advances drawn on the Loan on the basis of collateralized receivables will be sufficient to fund the growth of the Company’s operations as well as cover all payments due on the Loan for the foreseeable future.

The maximum amount that may be drawn under the Loan may not, in aggregate amount, exceed at any time the outstanding amount equal to the lesser of: (a) $75 million; or (b) the Availability on Eligible Receivables. Such Availability on Eligible Receivables will be generally determined as an amount equal to (i) 80% under the initial advance made under the Loan Agreement, and thereafter 60%; multiplied by (ii) the Net Pool Balance as of such date. The Net Pool Balance is calculated as the sum of (a) the outstanding principal balance of all Eligible Receivables; minus (b) all other matured and unpaid amounts due to the Borrower relating to the Eligible Receivables (including, without limitation, unearned finance charges, time price differentials, insurance fees and other fees and charges related thereto. Eligible Receivables are generally defined as receivables which have not more than 60 days past due, have an interest rate of at least 25% per annum payable no less frequently than monthly along with additional qualification attributes; will not cause the weighted average age (by unpaid principal balance, based on model year) of all Eligible Receivables to exceed eight (8) years; and the contribution of the Receivable will not cause the weighted average mileage (by unpaid principal balance, at the time of sale) of all Eligible Receivables to exceed 95,000 miles.

The Company must make payments on the Loan if at any time the amount advanced by Lender to Borrower exceeds the maximum amount that may draw on the Loan. In such event, the Borrower must immediately and without notice, repay to Lender an amount sufficient to eliminate the excess, or, at Lender’s option, assign and deliver additional Eligible Receivables sufficient to cover the deficiency.

The Borrower may, at any time, terminate financing under the Loan Agreement and prepay the indebtedness in full by providing the Lender with written notice at least ninety (90) calendar days prior to the specific date upon which Borrower intends to cease financing and prepay the indebtedness in full. In the event of termination of the Loan prior to September 28, 2009, the Borrower will pay Liquidated Damages in amount equal to the product of (i) the “minimum interest charge under the Loan" multiplied by (ii) the number of months remaining from the date of the Lender's receipt of the termination notice until September 28, 2009. The “minimum interest charge under the Loan” shall equal the product of (i) the average principal balance of the Loan during the six (6) months immediately preceding the Lender's receipt of the termination notice multiplied by (ii) 1.50%.

In the event of a default of performance of the Loan Agreement by the Borrower, the Borrower shall pay Lender interest on the daily outstanding balance of the Loan at the Default Rate, which will be determined as 5% in excess of the greater of: (x) the prime rate plus 9%; and (y) 17% per annum. An event of default will occur if (a) the Borrower fails to pay the principal component of the Loan or any interest thereon when due and payable, (b) the Borrower fails to pay any indebtedness when due and payable within five (5) calendar days after the same becomes due and payable; (c) any default occurs by the Borrower, the Company or any related party under any ancillary documentation executed in connection with the Loan; (d) any default occurs by any related party to Borrower in respect of indebtedness; (e) any material adverse effect; and (f) other customary conditions of default. Upon an event of default, all Indebtedness shall immediately be due and payable and interest will accrue at the Default Rate. The Lender will have several rights and remedies in the event of a default, including the sale of collateral Receivables.

As inducement for the Lender to enter into the Loan, the Borrower has irrevocably granted to a collateral agent acting on behalf of the Lender and affiliates, a first and continuing security interest in all of the Borrower’s right, title and interest in and to all receivables, property and assets of Borrower. The Company and the Borrower have established customary receivables custody, collateral agency, and servicing arrangements for payments of receivables to be deposited into blocked accounts and the return of paid-up receivables to the Company. The Company has guaranteed all of the obligations of the Borrower. The Borrower has also agreed to customary covenants and negative covenants, which include, among other requirements, to protect the first priority security interest in the receivables as collateral for the Lender and maintain the corporate good standing of the Borrower. The Borrower has agreed to pay all costs and expenses of the Lender and its affiliates in connection with the Loan. The Borrower has also granted indemnification to the Lender and the Collateral Agent in respect of all claims and losses incurred or asserted in connection with the Loan against the Lender, its affiliates or the Collateral Agent, except in the case of gross negligence or willful misconduct.

The Company and its subsidiaries have each agreed to guaranty Loans made under the Loan Agreement up to an amount not exceeding ten percent of the amount of the Loan outstanding from time to time, pursuant to the terms of a Guaranty which closed September 28, 2006. The Guarantors have also entered into a Security Agreement with the Lender and the Collateral Agent pursuant to which each Guarantor has granted to the Collateral Agent and its successors and assigns, for the security and benefit of the Lender, a first priority security interest in and mortgage lien on all of the property of the Guarantors.

In connection with the Loan Agreement, the Borrower, the Company and certain of its other subsidiaries have entered into a Sale and Servicing Agreement (the “Sale and Servicing Agreement”), pursuant to which a subsidiary of the Company has agreed to sell all of its rights to receivables (the “Receivables”) to the Borrower. Pursuant to this Sale and Servicing Agreement, the Company shall serve as the servicer for all Receivables, acting as agent, and shall manage service and make collections on the Receivables. The Company has agreed to comply with the terms and conditions of a servicing guideline and a credit and collection policy provided by the Lender.

Effect of Inflation

Inflation has not historically been a significant factor affecting the Company’s results.

Seasonality

The automobile sales and finance business is seasonal in nature. Many of the operating expenses of Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation, such as administrative personnel, rent and insurance are fixed and cannot be reduced during periods of decreased sales. The month of February is historically the busiest time for car and truck sales as many of the Company's customers use income tax refunds as a down payment on the purchase of a vehicle.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

The Company is exposed to market risk on its financial instruments from changes in interest rates. In particular, the Company has exposure to changes in the prime rate. The Company does not use financial instruments for trading purposes or to manage interest rate risk. The Company’s earnings are determined by its net interest income, which is the difference between the income earned on interest-bearing assets and the interest paid on interest-bearing notes payable. A change in market interest rates could have an adverse effect on the Company’s profitability. Interest on the Company’s $75 million Loan will accrue on drawn principal at an interest rate equal to the lesser of: (i) the greater of (x) prime rate (as determined daily) plus 9% or (y) 17% per annum; or (ii) the maximum rate which may be legally charged under applicable usury law. The Company intends to charge the highest legally permissible interest rates on the notes issued in connection with the sales of its automobiles, however, if the foregoing formulation for the calculation of interest applicable to the Company’s Loan equals or exceeds the rate of interest that the Company may legally charge its customers, the Company may incur net interest losses. The applicable rates of interest will also vary state-by-state in accordance with applicable usury laws which could adversely affect the Company’s ability to maintain profitable operations in respect of the differential in rates which the Company may charge its customers and service interest payments on the Loan. An increase in prime rate will generally reduce Company net revenues. However, a decrease in prime rate will not necessarily increase Company net revenues as the applicable interest rate on the Company’s Loan indebtedness will be subject to the rate adjustments discussed above which could be applied under the component of the formulation which does not include prime rate.

PROPERTIES

Nice Cars, Inc. leases office space and six sales lots in the states of Georgia and Tennessee. The Company pays approximately $591,492 in the aggregate per year for lease payments. The carrying costs for each of these leases are individually for amounts which the Company does not consider material to the operations of Nice Cars, Inc. Neither Nice Cars, Inc. nor Nice Cars Capital Acceptance Corporation owns any real estate. The Company does not intend to invest in real estate in the near future. Nice Cars, Inc. anticipates entering into additional leases for new sales locations in the foreseeable future. The Company and its subsidiaries does not own any real estate and does not intend to invest in real estate during the foreseeable future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth each person or group known by us to be the beneficial owner of five percent (5%) or more of our common stock, par value $0.001 per share, which is the only class of our outstanding voting securities, as of October 4, 2006. Except as noted, each person has sole voting and investment power with respect to the shares shown. Each person listed below can be contacted at the address of our executive offices. The percent of class is based on 32,787,500 shares of common stock issued and outstanding as of October 4, 2006.

Name of beneficial owner	Amount of Beneficial Ownership	Percent of Class
Raymond Lyle (1)	3,093,750	9.4%
Victoria E. Lyle (2)	3,093,750	9.4%

(1)  Mr. Raymond Lyle serves in the capacity of President and CEO of the Company’s operating subsidiaries, Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation.

(2) Ms. Victoria E. Lyle serves in the capacity of Treasurer of the Company’s operating subsidiaries, Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation.

Security Ownership of Management

The following table sets forth, as of October 4, 2006 all directors individually and all our directors and officers as a group with respect to our common stock, par value $0.001 per share, which is the only class of our outstanding voting securities. Except as noted, each person has sole voting and investment power with respect to the shares shown. Each person listed below can be contacted at the address of our executive offices. The percent of class is based on 32,787,500 shares of common stock issued and outstanding as of October 4, 2006.

Name of beneficial owner	Amount of Beneficial Ownership	Percent of Class
Richard Gaines (1)	100,000	*
James M. Worosz (2)	150,000	*
All officers and directors together as a group	250,000	*

* Less than 1%.

(1) Director and Corporate Secretary
(2) Senior Vice President of Finance

Change of Control and Management

There are currently no arrangements that would result in a change of control of the Company.

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

Executive Officer	Age	Position
Richard Gaines (1)	62	Director, Corporate Secretary
James M. Worosz (2)	46	Senior Vice President of Finance
Raymond Lyle (3)	59	Key Employee: President and Chief Executive Officer of Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation
Victoria E. Lyle (4)	58	Key Employee: Treasurer, Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation

(1) Mr. Richard Gaines serves as Director and Corporate Secretary of Manchester, Inc. Mr. Gaines has been engaged in the private practice of law under the name of Richard D. Gaines & Associates, P.C. since 1986. From 1973 to 1985, he was an Associate and Partner (1975 to 1985) in the New York office of Fenwick & West. He received his B.A. from the University of Michigan in 1966 and his J.D. from Harvard Law School in 1969. He has experience and expertise in contract litigation of all types, stock holder appraisal action, securities litigation under Rule 10b5; employee terminations, dealer terminations, discrimination litigation of various types, unfair competition, sex and race discrimination cases and arbitration proceedings involving some of the above types of claims. In addition, he has experience and expertise in mergers and acquisitions of public and private companies, private placements of debt and equity, general and limited partnership agreements, leveraged buyouts, divestitures of facilities and divisions, financings, trademark licensing and the licensing of other intellectual property; advising with respect to, and structuring, distributor networks for manufacturing and wholesale companies; advising on all phases of corporate activities, including employment agreements, personnel related problems, pension and profit sharing plans.

(2) Mr. James M. Worosz has served as Senior Vice President of Finance of the Company since April of 2006. Prior to joining the Company, Mr. Worosz was Vice President of Finance for J.D. Byrider Systems, Inc. ("J.D. Byrider") since 1999. In this position his duties included pricing the discounts by which J.D. Byrider's finance company, CarNow Acceptance Company ("CNAC"), purchased receivables from J.D. Byrider's sales company, setting CNAC's loan loss reserve, setting deal structure parameters for vehicle sales, determining the makes and models of vehicles to retail to customers, pricing J.D. Byrider's sales company's extended service contract, budgeting J.D. Byrider's sales company's monthly policy for service repairs, setting incentive compensation plans for underwriters, collection managers, and collectors, and projecting future cash flow for purposes of annual budgeting and scheduling new store expansion. For the period from November of 2000 until February of 2003, Mr. Worosz was also in charge of CNAC, and responsible for all aspects of CNAC's profitability and the performance of its $100 million portfolio of sub-prime automobile receivables.

(3) Mr. Raymond Lyle is a key employee and serves in the capacity of President and CEO of the Company’s operating subsidiaries, Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation. Mr. Lyle graduated from the University of Tennessee in 1970 with a BS in Accounting. He worked as an accountant before starting Nice Cars, Inc. in his current capacities in 1998.

(4) Ms. Victoria E. Lyle is a key employee and serves in the capacity of Treasurer of the Company’s operating subsidiaries, Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation. Ms. Lyle worked in banking before joining Nice Cars, Inc. in her current capacity in 1998.

Family Relationships

Mr. Lyle’s spouse, Victoria E. Lyle, serves as an officer and employee of the Company’s operating subsidiaries, Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation. Mr. and Mrs. Lyle’s three children serve as Corporate Credit and Collections Manager, General Manager and Human Resources Manager, respectively, for the two companies.

Involvement in Certain Legal Proceedings

During the five years prior to the date of this report, none of the directors, officers or owners of 5% or more of Manchester, Nice Cars, Inc. or Nice Cars Capital Acceptance Corporation have (i) been affiliated as an officer or director of any company that has gone bankrupt within two years of their service; (ii) been subject to any criminal conviction; (iii) been barred by the government from working in any business or similar activities; or (iv) been found to have violated a federal or state securities or commodities law.

EXECUTIVE COMPENSATION

Prior to the acquisition of Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation, during the last three completed fiscal years we paid no compensation to our CEO or any of our executive officers. The following summary compensation table sets forth annual compensation of Mr. Lyle and his spouse, Victoria E. Lyle, as the highest paid employees of the enterprises which are now owned by the Company as Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation.

SUMMARY COMPENSATION TABLE

	Annual Compensation

Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation
Raymond A. Lyle (1)	2005	$85,033	$21,859	$50,000
Raymond A. Lyle	2004	$135,600	$65,973	$20,000
Raymond A. Lyle	2003	$160,990	$131,890	$20,000
Victoria E. Lyle (2)	2005	$235,905	$268,139	$13,800
Victoria E. Lyle	2004	$280,667	$48,790	$13,800
Victoria E. Lyle	2003	$84,366	$84,555	$13,800

(1) Mr. Lyle has served as President and Chief Executive Officer of the enterprises which are now owned by the Company as Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation. Mr. Lyle will continue to serve in such capacity for each of these two enterprises which will operate as wholly owned subsidiaries of the Company. Mr. Lyle does not serve as an officer or director of Manchester Inc.

(2) Ms. Victoria Lyle has served as Treasurer of the enterprises which are now owned by the Company as Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation. Ms. Lyle will continue to serve in such capacity for each of these two enterprises which will operate as wholly owned subsidiaries of the Company. Ms. Lyle does not serve as an officer or director of Manchester Inc.

No long term compensation has been granted to any Company officers, directors or key employees. The Company has made no option/SAR grants in last fiscal year. There have been no aggregated option/SAR exercises in last fiscal year and there are no fiscal year-end options/ SAR values to report. The Company has no long-term incentive plans and there have no awards in last fiscal year in such regard.

Compensation of Directors

The Company has paid the following compensation to its directors:

Mr. Richard Gaines, director, was granted options on March 13, 2006 exercisable for the purchase of 100,000 shares of the Company’s common stock at a purchase price of $4.39 per Share, being the closing price of the Company’s common stock on the OTC Bulletin Board on the trading day immediately preceding the date of grant. The options vest in two equal tranches, the first upon the six-month anniversary of the date of grant and the second upon the first year anniversary of the date of grant.

A former director, Mr. Herbert Hirsch, received an option grant exercisable for 200,000 shares of Company common stock, however, the option terminated upon the effectiveness of his resignation as a director on September 28, 2006.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Mr. Raymond Lyle. The Company’s subsidiary Nice Cars, Inc. has entered into an employment agreement with Mr. Raymond Lyle to serve as President and CEO of both Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation. This agreement’s term is five years. Mr. Lyle will receive an annual salary of $272,792, a monthly bonus of 1.65% of the pre-tax income of Nice Cars, Inc. and various perquisites, including the use of an automobile and membership dues and costs associated with membership at a golf club. In the event of Mr. Lyle’s dismissal without cause, he will receive his average salary over the prior twenty four months for the remainder of his contract. This agreement also contains standard loyalty and confidentiality provisions, as well as non-competition and non-solicitation provisions (which provisions will continue for twenty-four months after the termination of Mr. Lyle’s employment).

Ms. Victoria E. Lyle. The Company’s subsidiary Nice Cars, Inc. has entered into an employment agreement with Ms. Victoria E. Lyle to serve as Treasurer of both Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation. This agreement’s term is five years. Ms. Lyle will receive an annual salary of $272,792, a monthly bonus of 1.65% of the pre-tax income of Nice Cars, Inc. and various perquisites, including the use of an automobile. In the event of Ms. Lyle’s dismissal without cause, she will receive her average salary over the prior twenty four months for the remainder of her contract. This agreement also contains standard loyalty and confidentiality provisions, as well as non-competition and non-solicitation provisions (which provisions will continue for twenty-four months after the termination of Ms. Lyle’s employment).

Report on Repricing of Options/SARs
There has been no repricing of options or stock appreciation rights by the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Prior to our acquisition of Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation, there were no transactions or proposed transactions during the last two years in which any director or executive officer, nominee for election as director, 5% security holder, or immediate family member of the aforementioned people was a party.

Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation were previously owned by Mr. Lyle and Mrs. Lyle, who also served as officers and directors of such companies. As such, all transactions among the Lyles, Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation, as described throughout this report on Form 8-K, could be construed as related party transactions. As described in detail above, each of Raymond and Victoria Lyle has been employed by Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation since the formation of these entities. In addition, Raymond Lyle II, Robert Lyle and Ginger Bond, who are the children of Victoria and Raymond Lyle, have been employed by Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation. On October 4, 2006, Nice Cars Acceptance AcquisitionCo, Inc. entered into employment agreements with each of Raymond Lyle, Victoria Lyle, Robert Lyle, Raymond Lyle II and Ginger Bond on terms substantially similar to their pre-acquisition employment agreements described below.

Mr. Robert Lyle. The Company’s subsidiary Nice Cars, Inc. has entered into an employment agreement with Mr. Robert Lyle to serve as General Manager of both Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation. This agreement’s term is five years. Mr. Lyle will receive an annual salary of $52,000 and a monthly bonus, to be calculated as follows: (i) 1.30% of Nice Cars, Inc.’s net pre-tax income and an additional monthly bonus based upon the Net Units Sold (as such term is defined in the agreement). In determining the Net Units Sold, Nice Cars, Inc. shall calculate the total units sold less any units that are written off. Mr. Lyle shall be entitled to a bonus equal to $40 per Net Unit Sold. He will also be entitled to various perquisites, including the use of an automobile. In the event of Mr. Lyle’s dismissal without cause, he will receive his average salary over the last twenty four months for the remainder of his contract. This agreement also contains standard loyalty and confidentiality provisions, as well as non-competition and non-solicitation provisions (which provisions will continue for twenty-four months after the termination of Mr. Lyle’s employment).

Raymond A. Lyle, II. The Company’s subsidiary Nice Cars, Inc. has entered into an employment agreement with Mr. Raymond A. Lyle, II to serve as Corporate Credit and Collections Manager of both Nice Cars, Inc. and Nice Cars Capital Corporation. This agreement’s term is five years. Mr. Lyle will receive an annual salary of $104,000 and a monthly bonus, to be calculated as follows: 1.30% of Nice Cars’ Net Pre-tax Income and an additional monthly bonus based upon Nice Cars Charge-Off Percentage (as defined in this agreement) of between zero and eight thousand dollars. In the event of Mr. Lyle’s dismissal without cause, he will receive his average salary over the last twenty four months for the remainder of his contract. This agreement also contains standard loyalty and confidentiality provisions, as well as non-competition and non-solicitation provisions (which provisions will continue for twenty-four months after the termination of Mr. Lyle’s employment).

Ginger Bond. The Company’s subsidiary Nice Cars, Inc. has entered into an employment agreement with Ms. Ginger Bond to serve as HR Manager of both Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation. This agreement’s term is five years. Ms. Bond will receive an annual salary of $31,200, a monthly bonus of 1.3% of the pre-tax income of Nice Cars, Inc. and various perquisites, including the use of an automobile. In the event of Ms. Bond’s dismissal without cause, she will receive her average salary over the last twenty four months for the remainder of her contract. This agreement also contains standard loyalty and confidentiality provisions, as well as non-competition and non-solicitation provisions (which provisions will continue for twenty-four months after the termination of Ms. Bond’s employment).

The Board of Directors believes that the transactions regarding the foregoing related party transactions were fair and reasonable to the Company as of the date the Company entered into such agreements.

LEGAL PROCEEDINGS

Our Company and our subsidiaries are not a party to any material pending legal proceeding and we are not aware of any contemplated legal proceeding by a governmental authority or any other person or entity involving our Company.

MARKET PRICE OF COMMON EQUITY AND RELATED MATTERS

Market Price

The Company’s common stock is traded on the over-the-counter bulletin board under the symbol MNCS.

The following table sets forth for the periods indicated the high and low closing bids for the common shares in U.S. Dollars. These quotations reflect only inter dealer prices, without retail mark up, mark down or commissions and may not represent actual transactions:

Quarter Ended	High	Low
September 30, 2006	7.50	5.61
June 30, 2006	5.61	4.51
March 31, 2006	4.49	4.01
December 31, 2005	4.00	3.86
September 30, 2005	3.88	3.73
June 30, 2005	3.76	3.52
March 31, 2005(1)	3.53	3.24

(1) No high-low quotations are reasonably available for the Company’s stock price prior to February 17, 2005; the quotations set forth in the table represent the period from February 17, 2005- March 31, 2005.

The Company’s stock began trading on the over-the-counter bulletin board on November 16, 2004.

Holders

There are approximately 55 shareholders of record of our common stock as of the dated of this Report on Form 8-K. The Company’s common stock is held of record by several brokerage houses with respect to whom the underlying beneficial account-ownership is not commercially feasible to quantify.

Dividends

We have not paid any dividends to date, and have no plans to do so in the immediate future.

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend: (1) We would not be able to pay our debts as they become due in the usual course of business; or (2) Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

Securities authorized for issuance under equity compensation plans

On October 10, 2006, our Board of Directors approved the adoption of the 2006 Equity Incentive Plan (the “2006 Plan”). The 2006 Plan reserves 1,500,000 shares of our common stock solely for the granting of inducement stock options and other awards.

RECENT SALES OF UNREGISTERED SECURITIES

On October 4, 2006, the Company issued an aggregate of 6,187,500 restricted shares of the Company’s common stock to Raymond Lyle and Victoria E. Lyle in consideration for the acquisition of Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation by the Company.  The issuance of the Company’s shares was exempt from registration with the U.S. Securities and Exchange Commission in reliance on Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

On October 4, 2006, the Company issued 62,500 restricted shares of the Company’s common stock to H&H Associates in consideration for consulting services. The issuance of the Company’s shares was exempt from registration with the U.S. Securities and Exchange Commission in reliance on Section 4(2) of the Securities Act.

DESCRIPTION OF SECURITIES

The authorized capital stock of Manchester Inc. consists of common stock and preferred stock, each having attributes as described below.

Common Stock

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefore. In the event of a liquidation, dissolution or winding up of our Company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of common stock are fully paid and non-assessable.

Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

There are currently 100,000,000 shares of common stock authorized by the Company’s Certificate of Incorporation.

Preferred Stock

There are currently 10,000,000 shares of preferred stock authorized by the Company’s Certificate of Incorporation, none of which are issued or outstanding.

Debt Securities

There are currently no debt securities outstanding.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

We have agreed to indemnify our officers and directors to the fullest extent permitted by the Nevada Revised Statutes. Nevada law permits a corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the corporation or in its right) by reason of the fact that the person is or was an officer or director or is or was serving our request as an officer or director. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. We may indemnify our officers and directors in an action by the Company or in its right under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the Company. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the Company must indemnify him against the expenses which he actually and reasonably incurred. The foregoing indemnification provisions are not exclusive of any other rights to which an officer or director may be entitled under our By-laws, by agreement, vote, or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, it is the opinion of the SEC that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

(a) Audited Financial Statements of Businesses Acquired.

The audited combined Financial Statements of Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation as of December 31, 2005, 2004 and 2003 are attached hereto as Exhibit 99.1 and incorporated herein by reference thereto.

(b) Pro Forma Financials

The unaudited pro forma Consolidated Balance Sheet as of June 30, 2006 and the unaudited pro forma Consolidated Statement of Operations as of December 31, 2005 are attached hereto as Exhibits 99.2 and 99.3, respectively, and incorporated herein by reference thereto.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have not changed accountants since our formation and there are no disagreements with the findings of our accountants.

WHERE YOU CAN FIND MORE INFORMATION

The Company is and expects to remain a “reporting company.” We will therefore be required to continue to file annual, quarterly and other filings with the U.S. Securities and Exchange Commission (the “SEC”). Members of the public may read and copy any materials which we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Members of the public may obtain additional information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy and information statements, as well as other information regarding issuers that file electronically with the SEC. This site is located at http://www.sec.gov.

You may also request a copy of our filings at no cost, by writing or telephoning us at:

Manchester Inc.
100 Crescent Court, 7th Floor
Dallas, Texas 75201
(212) 445-8017
Attention: Richard Gaines, Corporate Secretary

ITEM 5.02:	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On September 28, 2006, Mr. Herbert Hirsch voluntarily resigned as a director of the Company. The Company has no knowledge of any disagreements with the resigning director regarding the Company’s operations, policies or practices.

ITEM 5.06:	CHANGE IN SHELL COMPANY STATUS.

As a result of the acquisition of all of the issued and outstanding shares of Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation, the Company has ceased to be a “shell company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934. The terms and conditions of the acquisition of Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation are described in Item 2.01 above.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Financial Statements

(a) Audited Financial Statements of Businesses Acquired.

The audited combined Financial Statements of Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation as of December 31, 2005, 2004 and 2003 are attached hereto as Exhibit 99.1 and incorporated herein by reference thereto.

(b) Pro Forma Financials

The unaudited pro forma Consolidated Balance Sheet as of June 30, 2006 and the unaudited pro forma Consolidated Statement of Operations as of December 31, 2005 are attached hereto as Exhibits 99.2 and 99.3, respectively, and incorporated herein by reference thereto.

Exhibits

Exhibit No.:	Description:

3.1	Articles of Incorporation, incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on January 27, 2003.
3.2	Bylaws, incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on January 27, 2003.
10.1
Exploration Option Agreement dated October 4, 2002, incorporated by reference to Exhibit 10.1 to Amendment No. 3 to the Company’s Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on August 5, 2003.

10.2
Agreement amending Option Agreement dated October 1, 2003, incorporated by reference to Exhibit 10.2 to Amendment No. 5 to the Company’s Registration Statement on Form SB-2/A filed with the Securities and Exchange Commission on October 14, 2003.

10.3
Promissory Note, dated as of January 6, 2006, issued by Manchester Inc. to Brazos Equities LLC in the amount of $19,600, incorporated by reference to Exhibit 10.3 to Amendment No. 2 to the Company's Quarterly Report on Form 10-QSB/A filed with the Securities and Exchange Commission on June 30, 2006.

10.4
Promissory Note, dated as of January 20, 2006, issued by Manchester Inc. to Brazos Equities LLC in the amount of $40,000, incorporated by reference to Exhibit 10.4 to Amendment No. 2 to the Company's Quarterly Report on Form 10-QSB/A filed with the Securities and Exchange Commission on June 30, 2006.

10.5
Promissory Note, dated as of February 1, 2006, issued by Manchester Inc. to Brazos Equities LLC in the amount of $290,000, incorporated by reference to Exhibit 10.5 to Amendment No. 2 to the Company's Quarterly Report on Form 10-QSB/A filed with the Securities and Exchange Commission on June 30, 2006.

10.6
Amended and Restated Promissory Note, dated as of June 27, 2006, issued by Manchester Inc. to Robert Sim in the amount of $99,303.73, incorporated by reference to Exhibit 10.6 to the Company's Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on July 17, 2006.

10.7
Promissory Note, dated as of March 21, 2006, issued by Manchester Inc. to Brazos Equities LLC in the amount of $50,000, incorporated by reference to Exhibit 10.7 to the Company's Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on July 17, 2006..

10.8
Promissory Note, dated as of March 28, 2006, issued by Manchester Inc. to Brazos Equities LLC in the amount of $100,000, incorporated by reference to Exhibit 10.8 to the Company's Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on July 17, 2006.

10.9
Promissory Note, dated as of April 7, 2006, issued by Manchester Inc. to Brazos Equities LLC in the amount of $100,000, incorporated by reference to Exhibit 10.9 to the Company's Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on July 17, 2006.

10.10
Promissory Note, dated as of April 28, 2006, issued by Manchester Inc. to Brazos Equities LLC in the amount of $150,000, incorporated by reference to Exhibit 10.10 to the Company's Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on July 17, 2006.

10.11
Promissory Note, dated as of May 5, 2006, issued by Manchester Inc. to Brazos Equities LLC in the amount of $50,000, incorporated by reference to Exhibit 10.11 to the Company's Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on July 17, 2006.

10.12
Employment Agreement, dated as of March 13, 2006, between the Company and Norman Thoennes, incorporated by reference to Exhibit 10.12 to the Company's Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on July 17, 2006.

10.13
Nonqualified Stock Option Agreement, dated as of March 13, 2006, between the Company and Norman Thoennes, incorporated by reference to Exhibit 10.13 to the Company's Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on July 17, 2006.

10.14
Indemnification Agreement, dated as of March 13, 2006, between the Company and Norman Thoennes, incorporated by reference to Exhibit 10.14 to the Company's Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on July 17, 2006.

10.15
Employment Agreement, dated as of April 20, 2006, between the Company and Lawrence Taylor, incorporated by reference to Exhibit 10.15 to the Company's Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on July 17, 2006.

10.16
Nonqualified Stock Option Agreement, dated as of April 20, 2006, between the Company and Lawrence Taylor, incorporated by reference to Exhibit 10.16 to the Company's Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on July 17, 2006.

10.17
Indemnification Agreement, dated as of April 20, 2006, between the Company and Lawrence Taylor, incorporated by reference to Exhibit 10.17 to the Company's Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on July 17, 2006.

10.18
Nonqualified Stock Option Agreement, dated as of March 13, 2006, between the Company and Richard Gaines, incorporated by reference to Exhibit 10.18 to the Company's Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on July 17, 2006.

10.19
Indemnification Agreement, dated as of March 13, 2006, between the Company and Richard Gaines, incorporated by reference to Exhibit 10.19 to the Company's Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on July 17, 2006.

10.20	Promissory Note, dated as of March 1, 2006, issued by Manchester Inc. to Brazos Equities LLC in the amount of $21,500.
10.21	Promissory Note, dated as of July 31, 2006, issued by Manchester Inc. to Brazos Equities LLC in the amount of $317,500.
10.22	Commitment Letter, dated as of September 28, 2006, between Manchester Inc., Palm Beach Multi-Strategy Fund, L.P. and Palm Beach Links Capital, L.P.
10.23	Loan and Security Agreement, dated as of September 28, 2006, between Nice Cars Funding LLC, Palm Beach Multi-Strategy Fund, L.P., and the Bank of New York.
10.24	Sale and Servicing Agreement, dated as of September 28, 2006, between Nice Cars Funding LLC, Manchester Inc., Nice Cars Acceptance AcquisitionCo, Inc. and Nice Cars Operations AcquisitionCo, Inc.
10.25	Guaranty, dated as of September 28, 2006, by Manchester Inc., Nice Cars Acceptance AcquisitionCo, Inc. and Nice Cars Operations AcquisitionCo, Inc., to Palm Beach Multi-Strategy Fund, L.P.
10.26
Security Agreement, dated as of September 28, 2006, between Manchester Inc., Nice Cars Acceptance AcquisitionCo, Inc., Nice Cars Operations AcquisitionCo, Inc., the Bank of New York, and Palm Beach Multi-Strategy Fund, L.P.

10.27	Funding Agreement, dated as of September 29, 2006, among the Bank of New York, Palm Beach Multi-Strategy Fund, L.P., Nice Cars Funding LLC, and Manchester, Inc.
10.28	First Amendment to Loan and Security Agreement, dated as of October 4, 2006 between Palm Beach Multi-Strategy Fund, L.P., Nice Cars Funding LLC, and the Bank of New York.
10.29	Share Purchase and Exchange Agreement, dated October 4, 2006, between Manchester Inc., Nice Cars, Inc., Nice Cars Operations AcquisitionCo, Inc. and the Shareholders of Nice Cars, Inc.*
10.30
Share Purchase and Exchange Agreement, dated October 4, 2006, between Manchester Inc., Nice Cars Capital Acceptance Corporation, Nice Cars Acceptance AcquisitionCo, Inc. and the Shareholders of Nice Cars Capital Acceptance Corporation.*

10.31	Promissory Note, dated as of October 4, 2006, issued by Manchester Inc., Nice Cars Acceptance AcquisitionCo, Inc. and Nice Cars Operations AcquisitionCo, Inc. to Raymond and Victoria Lyle.
10.32
S Tax Reimbursement Promissory Note, dated as of October 4, 2006, issued by Manchester Inc., Nice Cars Acceptance AcquisitionCo, Inc. and Nice Cars Operations AcquisitionCo, Inc. to Raymond and Victoria Lyle.

10.33
Shareholder Loan Promissory Note, dated as of October 4, 2006, issued by Manchester Inc., Nice Cars Acceptance AcquisitionCo, Inc. and Nice Cars Operations AcquisitionCo, Inc. to Raymond and Victoria Lyle.

10.34
Plan and Agreement of Merger of Foreign Corporation into Delaware Corporation, dated as of October 4, 2006, between Nice Cars Capital Acceptance Corporation and Nice Cars Acceptance AcquisitionCo, Inc.

10.35	Plan and Agreement of Merger of Foreign Corporation into Delaware Corporation, dated as of October 4, 2006, between Nice Cars, Inc. and Nice Cars Operations AcquisitionCo, Inc.
10.36	Form of Opinion Letter of Wuersch & Gering LLP, dated as of October 4, 2006.
10.37	Form of Opinion Letter of Chambliss, Bahner & Stophel, P.C., dated as of October 4, 2006.
10.38	Employment Agreement, dated as of October 4, 2006, between the Company and Raymond Lyle.
10.39	Employment Agreement, dated as of October 4, 2006, between the Company and Victoria Lyle.
10.40	Employment Agreement, dated as of October 4, 2006, between the Company and Raymond Lyle, II.
10.41	Employment Agreement, dated as of October 4, 2006, between the Company and Robert Lyle.
10.42	Employment Agreement, dated as of October 4, 2006, between the Company and Ginger Bond.
21	Subsidiaries of the Company
99.1	Audited combined Financial Statements of Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation as of December 31, 2005, 2004 and 2003, respectively.
99.2	Pro forma Consolidated Balance Sheet (unaudited) as of June 30, 2006.
99.3	Pro forma Consolidated Statement of Operations (unaudited) as of June 30, 2006.

* Certain confidential information contained in the exhibits and schedules to such document has been omitted pursuant to a request for confidential treatment submitted to the U.S. Securities and Exchange Commission (“Commission”) as of the date hereof.  A complete copy of the exhibits and schedules to such material agreements has been submitted to the Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized as of this 11th day of October, 2006.

MANCHESTER INC.

By:	/s/ Richard D. Gaines
Name: Richard D. Gaines
Title: Corporate Secretary